Exhibit 2.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 1st day of August, 2011 by and among Minntech Corporation, a Minnesota corporation (“Purchaser”), Byrne Medical, Inc., a Texas corporation (“Seller”), Don Byrne (the “Executive”) and, solely for purposes of Section 2.10 and Section 10.19 below, Cantel Medical Corp., a Delaware corporation (“Cantel”).

R E C I T A L S:

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereby agree as follows:

A.                                   Seller is a manufacturer and distributor of high-quality infection control/single use disposable products used in GI Endoscopy as described in its website www.byrnemedical.com (the “Business”).

B.                                     Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, all or substantially all of Seller’s assets, properties and rights for the consideration and upon all of the terms and conditions specified herein.

C.                                     The Executive is the founder and largest shareholder of Seller and serves as the President and CEO of Seller.

D.                                    The Boards of Directors of Purchaser and Seller, and the shareholders of Seller, have approved and adopted this Agreement.

Article 1
DEFINITIONS

1.1.                            Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“2010 Financial Statements”:  has the meaning set forth in Section 3.15.

“510(k) Registrations”:  means existing, pending and in-process 510(k) premarket notification applications and submissions of Seller, whether in draft or final form and whether or not filed with the FDA and approvals, permissions, clearances and registrations issued or granted by the FDA in connection with a 510(k) premarket notification application, and all supporting documentation and data included with any such applications and/or submissions.

“AAA”:  has the meaning set forth in Section 10.18.

“Accounting Firm”:  has the meaning set forth in Section 2.8.5.

Execution Copy

“Action”:  means a civil, criminal or administrative litigation, action, suit, hearing, arbitration, mediation, proceeding, investigation, assessment, inquiry, request for information, claim, charge, complaint, or demand, or other judicial or legal action, proceeding or process.

“Additional Escrow Property”: has the meaning set forth in Section 2.10.5.

“Additional Stock Consideration”:  has the meaning set forth in Section 2.10.3.

“Agreement”:  means this Asset Purchase Agreement, as amended, supplemented or otherwise modified from time to time.

“Apportioned Obligations”:  has the meaning set forth in Section 5.5.1.

“Asserted Tax Liability” has the meaning set forth in Section 7.1.1.

“Assets”:  means, except for the Excluded Assets, all of the assets, properties and rights of Seller in existence on the Closing Date, of every type and description, tangible and intangible, real, personal and mixed, wherever located and whether or not reflected on the Books and Records of Seller, including without limitation, all 510(k) Registrations; all accounts receivable; all Deposits, prepayments and prepaid expenses; all business claims; all Contracts, purchase and sales orders and other contract rights, including without limitation all unfilled orders and all rights under Contracts underlying the Assumed Contract Obligations; all Intellectual Property; all Web sites, e-mail addresses, and Internet addresses utilized by Seller; all telephone, fax, and mobile telephone numbers; all business, sales and marketing plans; all manufacturing know-how; all of Seller’s goodwill; all Capital Stock owned beneficially or of record by Seller including, without limitation, Capital Stock of Per-Form; all sales promotion and advertising materials; all fixed assets and tangible personal property owned, leased or licensed by Seller including, without limitation, all molds, machinery, plant and equipment, fixtures, furniture and furnishings, and trucks, automobiles and other motor vehicles; all inventories, including all raw materials, work-in-process, finished goods, demonstration units, goods in transit and goods ordered; all drawings, designs, sketches, plans and other similar matters, however evidenced; all supplies; all real estate and all leasehold interests in equipment and improvements of every kind and description thereon and all interests therein and all rights of every kind or nature then owned or held by Seller; all Books and Records, files and operating data; all owned or leased computer programs, software, hardware, peripherals and related documentation and equipment; insurance policies and all rights thereunder; all personal files and other personnel documents related to Hired Employees (except to the extent an Excluded Asset); Seller’s right, title and interest under any insurance policy designated on Schedule 3.28 as being transferred by Seller to Purchaser; and all confidential and proprietary information of Seller.

“Assignment of Lease”:  has the meaning set forth in Section 6.1.11.

“Assumed Accounts Payables”:  means the accounts payable of Seller as of the Closing Date that were incurred in the Ordinary Course of Business and are included on Schedule 3.24 (except to the extent paid prior to the Closing Date), as well as the additional accounts payable incurred by Seller in the Ordinary Course of Business after June 30, 2011 and reflected in the accounts payable schedule to be delivered by Seller under Section 5.11.

“Assumed Commissions”:  has the meaning set forth in Section 2.7.

“Assumed Contract Obligations”:  means the Liabilities of Seller arising under (a) the Contracts listed on Schedule 3.16 hereto (subject to obtaining any requisite consents thereunder) and (b) Contracts of Seller not listed on Schedule 3.16 that were entered into in the Ordinary Course of Business; provided, however, that the term Assumed Contract Obligations shall not include any Liability for Seller’s defaults or its actions or omissions which, with notice or lapse of time or both, would constitute defaults thereunder prior to the Closing Date.

“Assumed Liabilities”:  has the meaning set forth in Section 2.7.

“Assumed Warranty Obligations”:  means any ordinary course warranty obligations in respect of Seller’s products and services supplied, sold or delivered to customers prior the Closing Date; provided, however, that Assumed Warranty Obligations do not include any product liability (strict liability or otherwise), product recalls or field corrective actions, including those associated with medical device reports, fraudulent concealment, tort, or other claims in respect of Seller’s products and services supplied, sold or delivered to customers prior to the Closing Date, including, without limitation, monetary damages and repairs and replacements of products.

“Assumed PTO”:  accrued and unused vacation/PTO pay as of the Closing Date attributable to the Hired Employees.

“Balance Sheet Date”:  means June 30, 2011.

“Books and Records”:  means all of Seller’s books, records and other documents and data (or excerpts thereof), whether in tangible, electronic, electromagnetic or other form, including, without limitation, computer print-outs, accounting records and systems, financial statements, invoices, customer lists and records, supply records, credit records and information, purchase and sales records, merchandise records, and other documents and items relating to the Business; provided, however, that “Books and Records” do not include (a) any Tax Returns and any worksheets, notes, files or documents primarily related thereto, (b) any documents prepared for the benefit of the Seller in connection with the transactions contemplated by this Agreement or (c) any minute books and corporate records of Seller.

“Business”:  has the meaning set forth in the recitals to this Agreement.

“Byrne Division”:  means the Business acquired by Purchaser as owned and operated by Purchaser following the Closing, whether as a division, business group, business unit, product group or otherwise.

“Cantel”:  has the meaning set forth in the preamble to this Agreement.

“Cantel Shares”:  shares of fully paid and non-assessable common stock, par value $.10 per share, of Cantel.

“Capital Stock”:  any and all shares, membership interests, other interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a partnership, limited liability company or other Person (other than a corporation).

“Cash Consideration”:  has the meaning set forth in Section 2.3.

“Claimant”:  has the meaning set forth in Section 10.18.

“Claims”:  has the meaning set forth in Section 10.18.

“Closing Date”:  has the meaning set forth in Section 2.2.

“Closing”:  has the meaning set forth in Section 2.2.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Common Control Entity”:  has the meaning set forth in Section 3.27.1.

“Computation Method”:  has the meaning set forth in Section 2.8.1.

“Contingent Purchase Price”:  has the meaning set forth in Section 2.8.

“Contracts”:  has the meaning set forth in Section 3.16.

“Contractual Obligation”:  means as to any Person, any provision of any Contract to which such Person is a party or by which it or any of its property is bound.

“Convertible Securities”:  options, warrants, calls, subscriptions or other commitments or rights of any nature (including conversion rights, exchange rights, stock appreciation rights, rights to participate in revenues or profits, rights to demand registration or to sell in connection with any registration statement) with respect to issued and outstanding Capital Stock, or to purchase or subscribe for Capital Stock, or securities convertible into or exchangeable for Capital Stock.

“Cost of Sales”:  has the meaning set forth in Section 2.8.3.

“Damages”:  has the meaning set forth in Section 7.1.1.

“Deposits”:  means the purchase order deposits and security deposits described on the Interim Financial Statements and all such deposits made by Seller since the date of such Interim Financial Statements.

“Employment Agreement”:  has the meaning set forth in Section 6.1.8.

“Employment Plans”:  has the meaning set forth in Section 3.27.1.

“Environmental Law”:  means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., the Toxic Substance Control Act, 15 U.S.C. §§ 2601, et seq. (“TSCA”), the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §§ 11001, et seq. (“EPCRA”), all as amended, and any other federal, state, local, or other governmental statute, regulation, law, published and legally binding guidance document, ordinance, common law cause of action, judicial or administrative decision, order, decree or other Requirement of Law relating to an Environmental Matter.

“Environmental Matter”:  means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, health or safety of employees or the public or any matter arising out of, relating to, or resulting from emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings or facilities, or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits”:  has the meaning set forth in Section 3.33.1.

“Equity Shortfall Amount”:  has the meaning set forth in Section 2.10.3.

“ERISA”:  means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.

“Escrow Agent”:  means PNC Bank, National Association.

“Escrow Agreement”:  has the meaning set forth in Section 2.4.

“Escrow Fund”:  has the meaning set forth in Section 2.3.

“Exchange Act”:  means the Securities Exchange Act of 1934, as amended from time to time, and the regulations and rulings issued thereunder.

“Excluded Assets”:  means (a) any documents prepared for the benefit of the Seller in connection with the transactions contemplated by this Agreement (including Seller’s rights under this Agreement), (b) cash on hand and in bank accounts (other than Deposits) and cash equivalents, (c) the minute books of Seller and any worksheets, notes, files or documents primarily related thereto, (d) Tax Returns and all credits and claims for refund of Taxes, (e) accounts and notes receivable relating to all loans by Seller to shareholders of Seller (including Executive), (f) personnel files of (i) Seller employees who are not Hired Employees and (ii) Hired Employees who do authorize the transfer of such files to Purchaser, and (g) the other assets listed on Schedule 1.1.

“Executive”:  has the meaning set forth in the preamble to this Agreement.

“FDC Act”:  has the meaning set forth in Section 3.11.

“Final Allocation”:  has the meaning set forth in Section 2.6.

“First Target Year”:  has the meaning set forth in Section 2.8.1.

“FTC”:  means the Federal Trade Commission.

“GAAP”:  means generally accepted accounting principles in the United States of America, in effect from time to time.

“Gross Profit”:  has the meaning set forth in Section 2.8.3.

“Hazardous Substance”:  means any pollutant, contaminant, hazardous or extremely hazardous substance, or waste, solid waste, asbestos and asbestos-containing material, polychlorinated biphenyls (PCBs) and PCB-containing equipment, petroleum or any fraction thereof, or any other chemical, substance, or material currently identified in any Environmental Law as being a “hazardous substance,” “pollutant,” “contaminant” or words of similar meaning or that is otherwise regulated by any Environmental Law.

“Hired Employee”:  has the meaning set forth in Section 5.6.1.

“HSR Act”:  has the meaning set forth in Section 2.9.

“IC-DISC”:  has the meaning set forth in Section 3.6.

“Indemnification Threshold”:  has the meaning set forth in Section 7.4.1.

“Indemnified Party”:  has the meaning set forth in Section 7.3.

“Initiating Notice”:  has the meaning set forth in Section 10.18.

“Intellectual Property”:  means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (b) all Patents and Trademarks, (c) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes, protocols and techniques, technical data, designs, drawings, specifications, customer data and information, supplier and vendor lists, pricing and cost information, and marketing plans and proposals), (d) all computer software (including source code, executable code, data, databases and related documentation), applications and tools, (e) all copyrighted and copyrightable works, and all applications, registrations and renewals in connection therewith, (f) all advertising, marketing and promotional materials, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Financial Statements”:  has the meaning set forth in Section 3.15.

“IRS”:  means the Internal Revenue Service.

“June 2011 Balance Sheets”:  means the balance sheets of Seller and Per-Form as at June 30, 2011 included in the Interim Financial Statements.

“Leases”:  has the meaning set forth in Section 3.17.1.

“Liabilities”:  means direct or indirect indebtedness or uninsured liabilities or obligations of any nature (accrued, absolute, contingent or otherwise), known or unknown, and choate or inchoate, including, without limitation, accounts payable, notes payable, liabilities on account of Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth, accrued, reserved for or reflected in a financial statement.

“Liability Cap”:  has the meaning set forth in Section 7.4.3.

“Lien”:  means any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest or agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Lock-up Period”:  means the period between the Closing Date and July 31, 2014; provided, however, that the “Lock-up Period” shall be extended to July 31, 2015 in the event the Executive’s employment with Purchaser is terminated on or prior to July 31, 2014 due to either termination by Purchaser for “cause” or termination by the Executive without “Good Reason” (as “cause” and “Good Reason” are defined in the Employment Agreement).

“Material Adverse Effect”:  means (A) a material adverse effect on (a) the business, assets, liabilities, results of operations, properties or condition (financial or otherwise) of Seller, (b) the ability of Seller to perform its obligations under this Agreement, or (c) the validity or enforceability against Seller of this Agreement or the rights or remedies of Purchaser or (B) any event or circumstance that would reasonably be expected to result in a material adverse effect under clause (A) above; provided, however, that a Material Adverse Effect shall not include any effect arising out of or attributable to (i) general economic changes affecting the United States or worldwide markets generally, (ii) changes resulting from earthquakes, tornados or other extreme weather conditions, hostilities, sabotage, military conflicts or acts of foreign or domestic terrorism, or any escalation or material worsening of any such hostilities, sabotage, military conflicts, or foreign or domestic terrorism existing or underway as of the date hereof, (iii) the effect of any action taken by Purchaser or any affiliate of Purchaser with respect to Seller, (iv) changes in applicable laws or accounting rules; or (v) the disclosure of the execution of this Agreement and the transactions contemplated hereby.

“Maximum Aggregate Target”:  has the meaning set forth in Section 2.8.2.

“Multiemployer Plans”:  has the meaning set forth in Section 3.27.1.

“Net Sales”:  has the meaning set forth in Section 2.8.3.

“Non-Compete Agreement”:  has the meaning set forth in Section 6.1.9

“NYSE”:  The New York Stock Exchange.

“Ordinary Course of Business”:  means the ordinary course of business consistent with past practice.

“PBGC”:  has the meaning set forth in Section 3.27.6.

“Patents”:  means all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof.

“Pension Plan”:  has the meaning set forth in Section 3.27.1.

“Per-Form”:  means Per-Form Tool & Mold, LLC, an Ohio limited liability company.

“Permits”:  has the meaning set forth in Section 3.11.

“Permitted Liens”:  means (i) Liens for Taxes if the same are not at the time due and delinquent or which are being contested in good faith; (ii) Liens of materialmen, carriers, landlords and like persons, which are not yet due and payable; (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or similar provisions of law of foreign countries; (iv) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the Ordinary Course of Business or existing on property and not interfering in any material respect with the ordinary conduct of the Business or the use of that property; (v) Liens listed on Schedule 3.23 that will not be released by Seller or (vi) Liens resulting from Requirements of Law.

“Person”:  means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Regulatory Authority or other entity of whatever nature.

“Plans”:  has the meaning set forth in Section 3.27.1.

“Proposed Allocation”:  has the meaning set forth in Section 2.6.

“Purchase Price”:  has the meaning set forth in Section 2.3.

“Purchaser Indemnified Parties”:  has the meaning set forth in Section 7.1.1.

“Purchaser”:  has the meaning set forth in the preamble to this Agreement.

“Real Property Laws”:  has the meaning set forth in Section 3.17.3.

“Real Property”:  has the meaning set forth in Section 3.17.1.

“Real Property Purchase Agreements”:  means the agreements of even date herewith between Purchaser (or an affiliate of Purchaser) and Byrne Investments LLC (an affiliate of the Executive), in the form mutually agreed upon, covering the purchase of (i) the parcel (buildings and land) located at 501 N. FM 3083 East, Conroe, Texas and (ii) the parcel (building and land) located at 3150 Pollok Drive, Conroe, Texas.

“Regulatory Authority”:  means (i) any nation or government, (ii) any federal, state, county, local, foreign or other government authority or any political subdivision thereof, (iii) any federal, state, county, local, foreign or other entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation the U.S. Food and Drug Administration (“FDA”) and the U.S. Environmental Protection Agency (“EPA”), and the Occupational Safety & Health Administration of the U.S. Department of Labor (“OSHA”) or (iv) any governmental, quasi-governmental or non-governmental association, agency, organization, entity or body imposing standards, rules, requirements or regulations on Seller or the Business or Seller’s assets, products or services.

“Requirement of Law”:  as to any Person, means any statute or law, treaty, ordinance, directive, rule or regulation or any judgment, decree, order, regulation, rule or determination of any arbitrator or court or other Regulatory Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Respondent”:  has the meaning set forth in Section 10.18.

“SEC”:  means the Securities and Exchange Commission.

“Second Target Year”:  has the meaning set forth in Section 2.8.1.

“Securities Act”:  means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Indemnified Parties”:  has the meaning set forth in Section 7.1.2.

“Seller Parties”:  has the meaning set forth in the opening paragraph of Article 3.

“Seller”:  has the meaning set forth in the preamble to this Agreement.

“Stock Consideration”:  has the meaning set forth in Section 2.3.

“Stock Escrow Agreement”:  has the meaning set forth in Section 2.4.

“Subsidiary”:  as to any Person, means a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  A Subsidiary, as to any Person, shall include a partnership that has such Person or a Subsidiary of such Person as a general partner of such partnership.

“Tangible Property”:  has the meaning set forth in Section 3.20.

“Target Computations”:  has the meaning set forth in Section 2.8.5.

“Targets”:  has the meaning set forth in Section 2.8.

“Target Year”:  means, individually or collectively, the First Target Year and the Second Target Year.

“Tax Returns”:  means all required federal, state, local and foreign returns (including information returns), estimates, notices, forms, declarations, reports and statements (including any and all schedules and attachments thereto) relating to any and all Taxes concerning or attributable to Seller.

“Taxes”:  (and derivatives thereof):  shall mean (a) any and all federal, state, county, local and foreign taxes, levies, assessments, impositions, and other governmental charges including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use and occupancy, and value added, ad valorem, transfer, franchise, estimated, withholding, payroll, recapture, employment, minimum, excise and property taxes, or other taxes of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (b) any liability for the payment of any such amounts as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (c) any liability for the payment of any amounts described in clause (a) or (b) as a result of any explicit or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any Person with respect to such amounts and including any liability for Taxes of a predecessor entity or as a transferee.

“Texas Law”:  means the Texas Business Organizations Code, as amended from time to time.

“Trademarks”:  means all trademarks (including, without limitation, the name “Byrne Medical”), service marks, trade dress, names, logos, slogans, trade names, brand names, corporate names, Internet domain names, and rights in telephone and fax numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

“Transfer Taxes”:  has the meaning set forth in Section 5.5.2.

“Two-Year Period”:  has the meaning set forth in Section 2.8.1

“Unassigned Asset”:  has the meaning set forth in Section 5.1.1.

“Welfare Plan”:  has the meaning set forth in Section 3.27.1.

1.2.                            Other Definitional Provisions; Interpretation.

1.2.1.                     Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other agreement, instrument or document made or delivered pursuant hereto.

1.2.2.                     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

1.2.3.                     The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

1.2.4.                     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3.                                                                              Schedules and Exhibits.  The following is a list of Schedules and Exhibits that are appended to and deemed a part of this Agreement:

Schedule 1.1	Additional Excluded Assets
Schedule 2.7	Assumed Liabilities
Schedule 2.8	Contingent Purchase Price Model and Memorandum
Schedule 3.2	Foreign Qualification
Schedule 3.3	Consents
Schedule 3.4	Stockholder List
Schedule 3.8	No Violation
Schedule 3.9	No Material Adverse Change
Schedule 3.10	Tax Matters
Schedule 3.11	Compliance with Laws; Permits, ISO Certificates
Schedule 3.12	No Consents
Schedule 3.14	Litigation, Disputes
Schedule 3.15	Financial Statements
Schedule 3.16	Material Contracts
Schedule 3.17	Real Estate Leases
Schedule 3.18	Officers, Directors, Employees
Schedule 3.19	Accounts Receivable as of June 30, 2011
Schedule 3.20	Fixed Assets and Depreciation
Schedule 3.21	Intellectual Property
Schedule 3.23	Liens
Schedule 3.24	Accounts Payable as of June 30, 2011
Schedule 3.25	Liabilities
Schedule 3.26	Suppliers and Customers
Schedule 3.27	Employee Benefit Plans

Schedule 3.28	Insurance
Schedule 3.29	Operations of Seller
Schedule 3.29.7	Compensation Increases
Schedule 3.30	Potential Conflicts of Interest
Schedule 3.31A	Inventories’ Exceptions
Schedule 3.31B	Inventories as of June 30, 2011
Schedule 3.33	Environmental Matters
Schedule 5.2	Assets to be Conveyed
Schedule 5.6.2	Seller Employees
Schedule 9.1	Products in Development

EXHIBITS

Exhibit 2.4	Escrow Agreement
Exhibit 2.4B	Stock Escrow Agreement
Exhibit 6.1.8	Employment Agreement
Exhibit 6.1.9	Confidentiality and Non-Competition Agreement
Exhibit 6.1.10	Seller’s Counsel Opinion
Exhibit 6.2.10	Purchaser’s Counsel Opinion

Article 2
PURCHASE AND SALE OF ASSETS

2.1.                            Sale and Purchase of the Assets.  Subject to and in accordance with the terms and conditions contained in this Agreement, effective as of the Closing Date, Seller hereby sells, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, the Assets, free and clear of any and all Liens (other than Permitted Liens), for the Purchase Price specified in Section 2.3 below. Seller is not selling and Purchaser is not purchasing the Excluded Assets. In addition, Purchaser is not assuming any Liabilities of Seller other than the Assumed Liabilities.

2.2.                            Closing.  The purchase and sale of the Assets shall be consummated at a closing (the “Closing”), which shall take place on the date hereof (the “Closing Date”) upon the execution of this Agreement; provided, however, that the Closing shall be deemed to commence and be effective as of 11:59:01 PM, Eastern Daylight Time on the Closing Date. Notwithstanding the preceding, the Closing shall be given economic effect as of the opening of business on the Closing Date so that all assets transferred and liabilities assumed hereunder shall be deemed to include all of the same as they existed as at the opening of business on the Closing Date.  The Closing shall occur at the offices of Seller’s attorneys, or as the parties may otherwise agree.

2.3.                            Payment of the Purchase Price.  The purchase price payable by Purchaser to Seller for the Assets shall be the following (the “Purchase Price”): (i) cash consideration of $90,000,000 (the “Cash Consideration”), subject to adjustment under Section 2.5, (ii) 401,123 Cantel Shares (the “Stock Consideration”), such number of shares being the quotient (rounded to the nearest whole share) of (A) $10,000,000 divided by (B) $24.93 (the per share closing sales price of Cantel Shares (rounded to four decimal places), as reported by the NYSE, on the last trading day preceding the date hereof), and (iii) the Contingent Purchase Price, if any, determined in accordance with Section 2.8. At the Closing or not later than the close of business on the day following the Closing Date, Purchaser shall (a) pay to Seller by wire transfer $85,000,000 of the Cash Consideration, (b) remit to the Escrow Agent by wire transfer $5,000,000 of the Cash Consideration (the “Escrow Fund”) in accordance with Section 2.4 and (c) cause Cantel to issue and hold in escrow under the Stock Escrow Agreement in accordance with Section 2.4 the Stock Consideration, subject to the lock-up agreement, the guarantee of Cantel and the other terms and conditions set forth in Section 2.10.

2.4.                            Escrow.  At the Closing, the Escrow Fund will be deposited and held in escrow by the Escrow Agent as security for the indemnity obligations of the Seller Parties set forth in Article 7. The Escrow Fund shall be subject to the terms of an 18-month Escrow Agreement substantially in the form annexed hereto as Exhibit 2.4A (the “Escrow Agreement”).  In addition, the Stock Consideration shall be subject to a separate 36-month Escrow Agreement in the form annexed hereto as Exhibit 2.4B (the “Stock Escrow Agreement”) as security for the indemnity obligations of the Seller Parties set forth in Section 7.1.1(v) and certain other obligations of Seller described therein.

2.5.                            Purchase Price Adjustment.  The Purchase Price will be adjusted within thirty (30) days following the Closing by the amount of accrued and unpaid salary, bonuses (exclusive of sales commissions) and unused vacation/PTO pay as of the Closing Date attributable to the Hired Employees (collectively, the “Assumed PTO”), which is being assumed by Purchaser under Section 2.7.  A true, correct and complete itemized listing of the Assumed PTO shall be set forth in a schedule delivered by Seller to Purchaser within thirty (30) days following the Closing, together with Seller’s check payable to the order of Purchaser in an amount equal to the Assumed PTO.

2.6.                            Purchase Price Allocation.  Purchaser shall provide Seller with written notice of its proposed allocation of the Purchase Price among the Assets, and any other consideration acquired by Purchaser hereunder for which Purchaser believes that an allocation of the Purchase Price is warranted within 90 days following the Closing Date (the “Proposed Allocation”).  In the event that Seller disagrees with the Proposed Allocation, Seller shall have 60 days to notify Purchaser that Seller disagrees with such allocation.  Seller and Purchaser shall negotiate in good faith for 30 days after that time to reach agreement on the allocation of the Purchase Price (if agreed to, a “Final Allocation”).  If Purchaser and Seller agree on a Final Allocation, Purchaser and Seller each shall report the transaction in accordance with the Final Allocation, and shall not take a position inconsistent with such allocation except with the written consent of the other party, except as may be necessary to resolve a tax audit or other tax controversy or due to the failure of the independent auditor of Purchaser or Seller to accept such valuation, or due to Purchaser discovering (prior to filing its Annual Report on Form 10-K) a change in material facts from what was previously disclosed by Seller. Purchaser and Seller shall complete the information required for the IRS e-filing requirements of Form 8594 reflecting such allocation and Purchaser and Seller will take no position with any tax authorities inconsistent with such allocation. If no Final Allocation is agreed to by Purchaser and Seller, each of Purchaser and

Seller agree that the other may independently allocate the Purchase Price for all purposes including the filing of Form 8594 and any Tax Return, tax audit or tax controversy.

2.7.                            Assumption of Seller Liabilities.  Purchaser hereby assumes the Assumed Contract Obligations, Assumed Accounts Payables, Assumed PTO, Assumed Warranty Obligations, the accrued commissions owed to employees and consultants of Seller that were incurred and remain payable in the Ordinary Course of Business (which commissions, as of July 31, 2011, are itemized in Schedule 2.7) (the “Assumed Commissions”), Liabilities of Seller related to legal actions against Seller identified in Schedule 3.14, subject to any limitations agreed upon by Purchaser and Seller in writing, and the other obligations and liabilities, if any, described in Schedule 2.7 (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, no Liabilities of Seller whatsoever are or shall be assumed by Purchaser. Without limiting the generality of the foregoing, and regardless of any liabilities that may be disclosed to Purchaser pursuant to Article 3 hereof, or whether Purchaser may have knowledge of same, Purchaser does not assume and shall not be deemed to have assumed under this Agreement, whether under a theory of successor liability or otherwise, any Liabilities of Seller (i) unrelated to the Business or (ii) related to the Business but arising out of or based upon any of the following:

2.7.1.                     the Byrne Medical Inc. 401(k)/Profit Sharing Plan of Seller or any other Plans related to past or present employees of Seller, or any violation of any Requirement of Law related to or arising under any Plans, or any funding deficiency with respect to, or any breach of or default under the terms thereof;

2.7.2.                     (A) any Tax of Seller with respect to any taxable period (or portion thereof), whether before or after the Closing Date, (B) any Tax resulting from or attributable to the consummation of the transactions contemplated by this Agreement (including any Transfer Tax), or (C) the Taxes of any person other than Seller under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

2.7.3.                     notes payable or indebtedness or other obligation of Seller for borrowed money (including, without limitation, debt owed to the Executive or any other shareholders of Seller), and any guarantees by Seller of any indebtedness or obligation of any other Person for borrowed money;

2.7.4.                     guarantees by Seller of any indebtedness, obligation or other Liability of any other Person for borrowed money or otherwise;

2.7.5.                     any civil or criminal penalties or liabilities or any payments in the nature thereof, or any damages or clean-up costs, under any federal, state, local or foreign law, rule, regulation or policy governing environmental or occupational health and safety matters, or founded upon a private right of action or third party claim in respect of Environmental Matters or occupational health or safety matters, imposed upon, or sought to be imposed upon, Seller, Per-Form or Purchaser on account of any act or omission of Seller or Per-Form, any of the directors, officers, employees or agents of Seller or Per-Form, or on account of any state of facts or conditions existing prior to the Closing Date;

2.7.6.                     product liability (strict liability or otherwise), product recalls or field corrective actions, including those associated with medical device reports, fraudulent concealment, tort, or other claims in respect of Seller’s products and services supplied, sold or delivered to customers prior to the Closing Date, including, without limitation, monetary damages and repairs and replacements of products;

2.7.7.                     except for the Assumed PTO and Assumed Commissions, as well as Purchaser’s obligations under Section 5.6.1 related to the Consolidated Omnibus Budget Reconciliation Act, employment of employees of Seller, including, without limitation, salary, bonus, sick pay, vacation pay, severance pay, deferred and accrued compensation, health care and pension benefits, and other compensation payable under contract, benefit plan, or otherwise, including, without limitation, any terminated employment agreements;

2.7.8.                     Seller’s attorneys’ fees and fees and expenses of other advisors in connection with the sale of Assets;

2.7.9.                     Excluded Assets or other assets of Seller that are not being assigned to Purchaser pursuant to the provisions of this Agreement;

2.7.10.               any act, event or occurrence, or a failure to act, that constitutes or results in a breach of any representation, warranty or covenant of Seller made herein; and

2.7.11.               except as may otherwise be agreed upon in writing by Seller and Purchaser, any pending or threatened Action against Seller as of the Closing Date, including, without limitation, the Actions disclosed on Schedule 3.14 (and any and all related and derivative actions).

2.8.                            Contingent Purchase Price.  On the terms and subject to the conditions of this Section 2.8, as contingent consideration for the Assets, Purchaser will pay to Seller a two-year cumulative earnout of an aggregate of up to $10,000,000 (the “Contingent Purchase Price”) based on the achievement of specified targets of Gross Profit of the Byrne Division (the “Targets”) calculated and payable as follows and as modeled in Schedule 2.8:

2.8.1.                     For the purpose of computing the Contingent Purchase Price due with respect to each of the twelve-month periods ending July 31, 2012 (the “First Target Year”) and July 31, 2013 (the “Second Target Year”), Purchaser will make the computations set forth in Sections 2.8.2(A) and 2.8.2(B), comparing both of the computation methods therein (each a “Computation Method”).  The Computation Method yielding the higher Contingent Purchase Price to Seller for the period in question shall be the Computation Method selected with respect to such period so as to maximize the Contingent Purchase Price over the two-year period ending July 31, 2013 (the “Two-Year Period”); provided, however, that in no event shall the aggregate Contingent Purchase Price payable to Seller hereunder exceed $10,000,000.  For the First Target

Year the Computation Method set forth in Section 2.8.2(A)(1) is the only applicable method for determining the Contingent Purchase Price.

2.8.2.                     The Computation Methods are as follows:

(A)                                                      Annual Computation Method.

1.                                       First Target Year.  For the First Target Year, if the Gross Profit is:

i.                                          equal to or less than $33,700,000 for such Target Year, the Contingent Purchase Price due to Seller for such Target Year shall be zero ($0);

ii.                                       greater than $33,700,000 and less than $37,400,000 for such Target Year, the Contingent Purchase Price due to Seller for such Target Year will range from $1 to $4,999,999, determined in accordance with Schedule 2.8; and

iii.                                    equal to or greater than $37,400,000 for such Target Year, the Contingent Purchase Price due to Seller for such Target Year will be $5,000,000.

2.                                       Second Target Year. For the Second Target Year, if the Gross Profit is:

i.                                          less than or equal to $42,000,000 for such Target Year, the Contingent Purchase Price due to Seller for such Target Year shall be zero ($0);

ii.                                       greater than $42,000,000 and less than $49,400,000 for such Target Year, the Contingent Purchase Price due to Seller for such Target Year will range from $1 to $4,999,999, determined in accordance with Schedule 2.8; and

iii.                                    equal to or greater than $49,400,000 for such Target Year, the Contingent Purchase Price due to Seller for such Target Year will be $5,000,000.

(B)                                            Cumulative Computation Method.

Two-Year Cumulative Computation. The Contingent Purchase Price for the Two-Year Period shall be computed as follows under this Computation Method:

i.                                          if the aggregate Gross Profit for the Two-Year Period is equal to or less than $75,700,000, the Contingent Purchase Price due to Seller for the Two-Year period shall be zero ($0);

ii.                                       if the aggregate Gross Profit for the Two-Year Period is greater than $75,700,000 and less than $86,800,000, Seller will be entitled to a cumulative Contingent Purchase Price for the Two-Year Period ranging from $1 to $9,999,999 (inclusive of the Contingent Purchase Price, if any, paid to Seller for the First Target Year), determined in accordance with Schedule 2.8; and

iii.                                    if the aggregate Gross Profit for the Two-Year Period is equal to or greater than $86,800,000 (the “Maximum Aggregate Target”), Seller will be entitled to a cumulative Contingent Purchase Price for the Two-Year Period of $10,000,000 (inclusive of the Contingent Purchase Price, if any, paid to Seller for the First Target Year).

2.8.3.                     For purposes of this Section 2.8, “Gross Profit” shall mean, for any Target Year, the difference between Net Sales and Cost of Sales of the Byrne Division during such Target Year determined in accordance with this Section 2.8.3.  For purposes of calculating Gross Profit hereunder, Purchaser shall prepare a statement of the Byrne Division for each Target Year in accordance with GAAP, consistently following the same accounting principles, practices, procedures and classifications utilized by Purchaser for its other businesses (to the extent in compliance with GAAP and other Requirements of Law) setting forth the Net Sales and Cost of Sales.  The term “Net Sales” shall mean the net sales of the Byrne Division (including freight and handling revenue) determined in accordance with GAAP; provided, however, that Net Sales shall exclude revenues from the sale or other disposition of assets not in the Ordinary Course of Business and from transactions accounted for as extraordinary events in accordance with GAAP.  The term “Cost of Sales” shall mean the costs of sales of the Byrne Division determined in accordance with GAAP.  Net Sales and Cost of Sales shall exclude net sales and costs from or associated with (i) the sale or other disposition of assets not in the Ordinary Course of Business, (ii) transactions accounted for as extraordinary events in accordance with GAAP, (iii) any payments by the Byrne Division to Purchaser, Cantel or any of their affiliates for management fees or similar service fees, and (iv) products or services provided by the Byrne Division to Purchaser, Cantel or any of their affiliates (e.g., the Byrne Division’s manufacture of hookups and connectors for Purchaser’s endoscope reprocessors); provided, however, that (a) all sales of Byrne Division products whether by the Byrne Division or another “division” within Purchaser’s Endoscope Reprocessing operating segment and (b) all sales of Seller products (including sales of non-Byrne Division products that are included in the Byrne Division’s sales plan developed following the Closing) shall be included in the calculation of Gross Profit.  Purchaser agrees to develop the Byrne Division’s sales plan in consultation with the Executive (as representative of Seller).  Purchaser further agrees to act in good faith and in a commercially reasonable manner for purposes of computing Gross Profit.  Purchaser and Seller agree that the memorandum of Purchaser to Seller dated as of July 31, 2011, a copy of which is annexed hereto as Schedule 2.8, reflects the intention and agreement of the parties with respect to the Contingent Purchase Price and this Section 2.8.

2.8.4.                     The Contingent Purchase Price shall be payable as soon as practicable following completion of Purchaser’s annual audited financial statements for the fiscal year ended July 31, but in any event within seventy-five (75) days following the end of each Target Year to which such payment relates; provided, however, that if the Target Computations (as defined in Section 2.8.5) are not accepted by Seller within said time period, the Contingent Purchase Price shall be payable five (5) days following the date the Target Computations (and Targets, if applicable) are finalized in accordance with Section 2.8.6.  Notwithstanding the foregoing to the contrary, if during but prior to the end of Second Target Year Purchaser determines that the Maximum Aggregate Target has been achieved, then within forty-five (45) days following the end of the fiscal quarter of Purchaser in which such determination is made, Purchaser shall accelerate and pay to Seller the amount payable under Section 2.8.2(B); provided, however, that if Purchaser subsequently determines, in connection with the preparation of its audited financial statements for its fiscal year ending July 31, 2013, that all or a portion of such accelerated Contingent Purchaser Price payment was not earned by Seller under this Section 2.8, then (i) Purchaser shall promptly provide written notice to Seller describing the overpayment and Purchaser’s calculation thereof and, (ii) subject to the resolution of any dispute in accordance with Section 2.8.5, Seller shall promptly following receipt of such notice refund to Purchaser an amount equal to the overpayment.

2.8.5.                     Within seventy-five (75) days following the end of each Target Year, Purchaser shall deliver to Seller a detailed computation of Gross Profit for such Target Year, as well as the Two-Year Gross Profit (after the second Target Year) (collectively, the “Target Computations”). Purchaser shall provide computations on a quarterly basis as well.  During the Two-Year Period (and for six months thereafter), Seller and its advisors shall have reasonable access during normal business hours to the Books and Records of the Byrne Division to the extent reasonably necessary to review Purchaser’s determination of the Gross Profit or to determine the periodic progress of the Byrne Division toward the achievement of the Targets.  Within thirty (30) days following receipt of the Gross Profit calculation for a given Target Year, Seller shall give written notice to Purchaser (i) accepting the computations, or (ii) requesting that one or more of the computations be audited or reviewed for accuracy, at Seller’s own expense, by an “SEC qualified” independent accounting firm (the “Accounting Firm”), or (iii) rejecting one or more of the computations. If an audit or review is requested, the Accounting Firm shall be requested to complete the audit or review within forty-five (45) days following the request for an audit or review.  Promptly following any rejection of a computation, or upon the Accounting Firm presenting its audit or review report thereon, Seller and Purchaser shall have twenty-one (21) days to agree on or negotiate a final settlement.  Any claim or dispute between Seller and Purchaser with respect to this Section 2.8 that cannot be resolved within twenty-one (21) days following the commencement of good faith negotiations between the parties shall be submitted to and decided by arbitration in accordance with Section 10.18.  If Seller fails to give Purchaser a notice hereunder within said thirty (30) day period, the Target Computations prepared by Purchaser for the relevant Target Year shall be deemed correct and approved in all respects by Seller.  In the event an audit or review results in any changes in favor of Seller to the Target Computations for a given Target Year, which thereby result in the payment of either (i) any Contingent Purchase Price to Seller (where Purchaser’s Target Computations indicated that no Contingent Purchase Price was payable) or (ii) an increase of more than $50,000 in the amount of a Contingent Purchase Price due to Seller over the amount indicated by Purchaser’s Target Computations), then Purchaser shall be responsible for the full cost and expense of the Accounting Firm in connection with such audit or review.  Notwithstanding anything to the contrary, to the extent that there is no dispute among the parties with respect to the achievement of the Target Computation, the undisputed portion of the Contingent Purchase Price shall be paid to Seller in accordance with the terms of Section 2.8.

2.8.6.                     If either (A) (i) changes in GAAP or other Requirements of Law result in the inability of Purchaser to consistently follow the same accounting principles, practices, procedures and classifications for purposes of calculating Gross Profit, (ii) Purchaser implements a sales plan that includes non-Byrne Division products, (iii) Purchaser implements a material change in the Byrne Division during the Target Years (e.g., the acquisition of a business or new product line or other transaction not in the ordinary course of business) or (iv) Purchaser changes the methodology in calculating Gross Profit, and (B) either Purchaser or Seller reasonably believes that such event will either materially facilitate or impede the ability of Seller to obtain or maximize the Contingent Purchase Price, then Purchaser or Seller, as the case may be, shall give prompt notice to the other party of its desire to negotiate a change to the Targets.  Following delivery of such notice appropriate changes to the Targets shall be negotiated in good faith by Purchaser and Seller acting promptly and reasonably so as to preserve as nearly as possible the relative economic benefits of Section 2.8.  In the event that the parties fail to reach an agreement on whether a change to the Targets is warranted or as to the magnitude of any such change, and either Purchaser or Seller believe that such change resulted or would result in either an excessive or deficient payment of the Contingent Purchase Price as contemplated hereunder with respect to the relative economic benefits of the parties, then the provisions for resolution of disputes under Section 2.8.5 shall apply.

2.8.7.                     From and after the Closing and through each Target Year: (a) Purchaser shall maintain discreet financial records to account for the operations of the Byrne Division to the extent necessary to determine Net Sales, Cost of Sales, and Gross Profit, using the same accounting practices and policies of Purchaser for its other businesses to the extent applicable; provided, however, that for purposes of this Section 2.8 only, where Purchaser’s accounting practices and policies differ with those used by Seller in its 2010 Financial Statements, and both parties’ practices and policies are GAAP compliant, Seller’s practices and policies shall be used; (b) Purchaser shall not take any action that is intended to circumvent or otherwise avoid its obligations to pay the Contingent Purchase Price; and (c) Purchaser shall not undertake any actions to circumvent or manipulate the calculation of Gross Profit in a manner designed to reduce or suspend any payment of the Contingent Purchase Price, including manipulating the timing of capital expenditures, maintenance and repair expenses or other expenses in a manner inconsistent with prior practices of Seller.  Further, Seller and its representatives (including Executive) shall have the right, from time to time, to consult with and obtain relevant information from the officers of Purchaser concerning the operations of the Byrne Division and Seller’s right to any payment of the Contingent Purchase Price.

2.8.8.                     Notwithstanding anything contained in this Section 2.8 to the contrary, in the event that on or prior to the expiration of the Second Target Year either (i) Executive is terminated by Purchaser without Cause (as defined in the Employment Agreement) or Executive terminates his employment with Purchaser for Good Reason (as defined in the Employment Agreement) or (ii) a “change of control” (defined below) of Purchaser occurs, then:

(A) If the termination or change of control occurs during the First Target Year, then the entire Contingent Purchase Price shall be payable with $5,000,000 payable within 30 days following July 31, 2012, and $5,000,000 payable within 30 days following July 31, 2013; and (B) If the termination or change of control occurs during the Second Target Year, then the amount of the

Contingent Purchaser Price payable (in addition to the amount to which Seller is entitled pursuant to Section 2.8.2(A) for the First Target Year) shall be the higher of (i) $5,000,000 (without regard to Gross Profits of the Byrne Division in the Second Target Year) or (ii) the amount of the Contingent Purchase Price payable under Section 2.8.2(B) (based on the Byrne Division’s Gross Profits in accordance with Section 2.8.2(B)), with such amount payable within 75 days following July 31, 2013.

For purposes of this Section 2.8.8, the term “change of control” shall mean one transaction or a series of related transactions involving (i) the sale or other transfer (including by an irrevocable, exclusive, worldwide license having a duration of the life of the patents included in such license) of all or substantially all of the assets of Purchaser (other than a transfer to a wholly-owned subsidiary of Purchaser or Cantel), or (ii) a merger, consolidation or stock purchase pursuant to which Cantel or a wholly-owned subsidiary of Cantel does not control a majority of the voting securities of Purchaser immediately after the transaction.

2.9.                            HSR Notification and Report.  On July 1, 2011, Purchaser and Seller each filed a Notification and Report Form with the FTC and the U.S. Department of Justice in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the “HSR Act”).  The parties acknowledge and agree that the “waiting period” under the HSR Act has terminated.

2.10.                     Lock-up Agreement; Issuance of Additional Stock Consideration.

2.10.1                  During the period from the Closing Date and ending at 5:00PM (EDT) on the date on which the Lock-up Period expires, Seller may not directly or indirectly: (i) offer, sell, contract to sell, pledge, transfer, distribute, grant any option to purchase, make any short sale or otherwise dispose of any of the Stock Consideration, or (ii) engage in any transaction the likely result of which would involve a transaction prohibited by clause (i). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to, or could reasonably be expected to lead to, or result in, a sale or disposition of any of the Stock Consideration. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Stock Consideration or with respect to any security that includes, relates to, or derives any significant part of its value from the Stock Consideration.  Following the Lock-up Period, subject to applicable securities laws then in effect, Cantel hereby agrees to remove any legend or notation restricting the sale or transfer of the Stock Consideration, and Cantel shall re-issue such Stock Consideration in certificate form or book entry form without any such legend or notation, as the case may be, to the holder of such Stock Consideration, if (i) such Stock Consideration is registered for resale under the Securities Act, (ii) such Stock Consideration is sold or transferred pursuant to Rule 144 (assuming neither the transferee nor the transferor is an affiliate of Cantel) or Rule 144A promulgated under the Securities Act, or (iii) such Stock Consideration is eligible for sale under Rule 144 promulgated under the Securities Act.  Cantel shall cause its counsel to issue a legal opinion to its transfer agent (currently American Stock Transfer & Trust Company) and any fees (with respect to the transfer agent, counsel to Cantel or otherwise) associated with the issuance of such opinion or the removal of such legend or notation shall be borne by Cantel.

2.10.2                  Seller acknowledges that the Stock Consideration will be held in escrow by Cantel during the three-year period following the Closing under the terms of the Stock Escrow Agreement and that the Stock Consideration will not be transferable during the Lock-up Period.  Notwithstanding the Stock Escrow Agreement, Seller will be entitled to all voting rights, dividend rights and other rights associated with stock ownership with respect to the Stock Consideration, subject only to the restrictions described in Section 2.10.1 and the terms of the Stock Escrow Agreement.

2.10.3                  If on July 31, 2014 the fair market value of the Cantel Shares and any Additional Escrow Property (as such term is defined in Section 2.10.5 below) is not at least $10,000,000 (the amount by which such fair market value is less than $10,000,000 is referred to as the “Equity Shortfall Amount”), calculated in accordance with Section 2.10.4, then Purchaser shall, within ten (10) days following July 31, 2014, at Purchaser’s option, either (i) pay to Seller cash equal to the Equity Shortfall Amount or (ii) cause Cantel, and Cantel hereby agrees in such event, to issue to Seller the number of additional Cantel Shares (the “Additional Stock Consideration”) which result in a fair market value of such shares as of July 31, 2014 (calculated in accordance with Section 2.10.4) equal to the Equity Shortfall Amount.  In no event shall Cantel issue Additional Stock Consideration that, when added to the Stock Consideration, would exceed the maximum number of Cantel Shares that may be issued without approval of Cantel’s shareholders pursuant to Rule 312.03(b) or (c), as applicable, of the NYSE Listed Company Manual (or any replacement provision for such rule), unless Cantel first obtains such approval, in which event, any such excess amount must be paid by Purchaser to Seller in cash.  For the sake of clarity, the occurrence of any claims against the Stock Consideration under the terms of the Stock Escrow Agreement shall in no way impact the payment of cash or issuance of Additional Stock Consideration under this Section 2.10.3.

2.10.4                  For purposes of Section 2.10.3, the “fair market value” of the Cantel Shares included in the Stock Consideration and in the Additional Stock Consideration (if any) on July 31, 2014, shall be the closing sales price of Cantel Shares (rounded to four decimal places), as reported by the NYSE, on July 31, 2014 multiplied by the applicable number of Cantel Shares. In the event the Additional Stock Consideration is issued to Seller, Purchaser or Cantel shall file a Supplemental Listing Application with the NYSE that covers the Cantel Shares included in the Additional Stock Consideration in accordance with the NYSE rules and regulations.

2.10.5                  Notwithstanding anything herein to contrary, so long as the Stock Consideration is held in escrow under the terms and conditions of the Stock Escrow Agreement, the Cantel Shares comprising the Stock Consideration shall be deemed to include all securities, cash or other property issued in respect of the such shares (“Additional Escrow Property”) whether by way of stock dividend, stock split, recapitalization, combination or other change in the capital structure of Cantel or as a result of a merger, combination or consolidation of Cantel (except that in no event shall cash dividends be considered Additional Escrow Property unless paid as part of a plan of liquidation of Cantel).

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

In order to induce Purchaser to enter into this Agreement and to purchase the Assets and consummate the other transactions contemplated herein, Seller and the Executive (collectively, the “Seller Parties”) make each of the representations and warranties set forth in this Article 3.  Where any representation or warranty contained in any provision of this Article 3 is expressly qualified by reference to the “knowledge” of the Seller Parties, such term shall mean the actual knowledge, information or belief of any one or more Seller Parties as to the matters that are the subject of such representations and warranties after due inquiry by Executive of officers of Seller and other employees of Seller who have devoted substantial time to the matters covering such representations and warranties.  Each of the Seller Parties, acknowledging that Purchaser is relying on the representations and warranties below, jointly and severally represents and warrants to Purchaser as follows:

3.1.                            Organization.  Seller is a corporation duly organized, validly existing and subsisting under the laws of its jurisdiction of organization and has the full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its businesses as it is now being conducted.  Per-Form is a limited liability company duly organized, validly existing and subsisting under the laws of its jurisdiction of organization and has the full power and authority to own, lease and operate its assets, properties and business and to carry on its businesses as it is now being conducted.

3.2.                            Qualification.  Seller is duly qualified as a foreign corporation to transact business in the jurisdictions set forth in Schedule 3.2, which are the only jurisdictions where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Seller.  Per-Form is not required to be qualified as a foreign limited liability company in any jurisdiction.

3.3.                            Authority.  The Seller Parties have all requisite power and authority to execute, deliver and perform this Agreement and have taken all necessary corporate and other necessary action to authorize the execution, delivery and performance by it or him of this Agreement and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Seller Parties, and constitutes legal, valid and binding obligations of each of the Seller Parties enforceable against Seller and the Executive in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.  Any and all consents, approvals and authorizations of the Seller Parties required or necessary to consummate the transaction contemplated by this Agreement have been obtained by the Seller Parties and are identified on Schedule 3.3.

3.4.                            Capitalization.  Seller’s authorized Capital Stock consists of: One Million (1,000,000) shares of common stock, no par value which consists of One Hundred Thousand (100,000) shares of voting common stock and Nine Hundred Thousand (900,000) shares of non-voting common stock of which Ninety-Nine Thousand Five Hundred (99,500) shares of voting common stock and Eight Hundred Ninety-Five Thousand Five Hundred (895,500) shares of non-

voting common stock are issued and outstanding as of the date hereof and an additional Five Hundred (500) shares of voting common stock and Four Thousand Five Hundred (4,500) shares of non-voting common stock are held as treasury shares of Seller. No other class of Capital Stock of Seller is authorized or outstanding.  All of the issued and outstanding shares of Seller common stock are (i) owned beneficially and of record by the Persons and in the amounts set forth on Schedule 3.4 and (ii) duly authorized and are legally and validly issued, fully paid and nonassessable.  All of the outstanding treasury shares, if any, are held by Seller.

3.5.                            Convertible Securities.  There are no outstanding (a) Convertible Securities to acquire or otherwise related to the Capital Stock of Seller or Per-Form; (b) voting trusts or other agreements or understandings with respect to the voting of shares of any class of Capital Stock of Seller or Per-Form, (c) Contracts of any kind relating to the issuance, sale, transfer, and/or assignment of any Capital Stock or Convertible Securities of Seller or Per-Form; or (d) shares of Capital Stock of Seller or Per-Form pledged as collateral to secure any agreement or obligation.

3.6.                            Subsidiaries.  Per-Form is a wholly-owned subsidiary of Seller. Except for Per-Form and Byrne Medical IC-DISC, Inc., a Delaware corporation (“IC-DISC”), Seller has no Subsidiaries or “variable interest entities” (as such term is used in GAAP) and is not a party to any partnership or joint venture agreement or arrangement.  Seller does not own, directly or indirectly, or have any right or obligation to acquire, any Capital Stock or other equity or ownership interest in or of any corporation, partnership or other Person.  All of the issued and outstanding Capital Stock of Per-Form is owned beneficially and of record by Seller. IC-DISC is a “variable interest entity” and Seller does not have any equity or other ownership interest in IC-DISC.  IC-DISC has no assets and prior to the Closing Date any and all agreements between Seller and IC-DISC have been cancelled.

3.7.                            Charter Document and Bylaws.  Seller has delivered to Purchaser true, correct and complete copies of the articles of incorporation, articles of formation, bylaws and operating agreement, as the case may be, of each of Seller and Per-Form, and all amendments thereto as of the date hereof.

3.8.                            No Violation.  Except as set forth on Schedule 3.8, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the articles of incorporation, articles of formation, bylaws or operating agreement, as the case may be, of Seller or Per-Form or will (a) violate, or be in conflict with, or constitute a breach or default (or an event that, with the giving of notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of Seller or Per-Form under, any Contractual Obligation to which a Seller Party or Per-Form is a party or by which a Seller Party or Per-Form is bound, or to which the property of a Seller Party or Per-Form is subject, except where such violation, conflict, breach, default, termination, acceleration or Lien would not have a Material Adverse Effect; or (b) violate any Requirement of Law of any Regulatory Authority to which a Seller Party or Per-Form is subject.

3.9.                            No Material Adverse Change.  Except as set forth in Schedule 3.9, since December 31, 2010, each of Seller and Per-Form has conducted its business in all material respects only in the Ordinary Course of Business and there has been no material adverse change in the assets, liabilities, properties, business, prospects or condition, financial or otherwise, of Seller or Per-Form, and to the knowledge of the Seller Parties, no event or condition exists or has occurred that is reasonably likely to have a Material Adverse Effect.

3.10.                     Tax Matters.

3.10.1.                                       Seller and Per-Form have each filed or caused to be filed (on a timely basis and in the manner prescribed by law) all Tax Returns that are or were required to be filed by it, each of which Tax Returns is true, correct and complete in all material respects.  All Taxes owed by Seller or Per-Form, whether or not shown on any Tax Returns, have been paid when due.

3.10.2.                                       The unpaid Taxes of Seller and Per-Form for all taxable periods (or portions thereof) ending (i) on or before June 30, 2011 did not, as of such date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the June 2011 Balance Sheets (rather than in any notes thereof) and (ii) on or before the Closing Date will not, as of the Closing Date, exceed that reserve as adjusted to reflect the ordinary operations of Seller after the Balance Sheet Date and through the Closing Date in accordance with the past customs and practice of Seller in filing its Tax Returns.

3.10.3.                                       Except as disclosed in Schedule 3.10, no Tax Return of Seller or Per-Form filed in the past six (6) years has been audited or subjected to similar examination by the relevant Tax authority and no such audit or similar examination is in progress or, to the knowledge of the Seller Parties, threatened.  Neither Seller nor Per-Form has given or been requested to give a waiver or extension (or is or would be subjected to a waiver or extension given by another Person) of any statute of limitations relating to the assessment or payment of any Tax, which waiver or extension has not since expired.  No issue relating to Seller or Per-Form or involving any Tax for which Seller or Per-Form might be liable has been resolved in favor of any Tax authority in any audit or examination that, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes of Seller or Per-Form for any other period. Neither Seller nor Per-Form has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section §1.6011-4 or any corresponding or similar provision of state, local or non-U.S. Tax law.

3.10.4.                                       Except as disclosed in Schedule 3.10, there exists no proposed Tax assessment against Seller or Per-Form and no unresolved claim concerning the Tax liability of Seller or Per-Form has been raised by any Regulatory Authority.

3.10.5.                                       All Taxes which Seller or Per-Form is or was required by Requirement of Law to withhold or collect in connection with amounts (whether in cash or in property, including stock and stock options) paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected and, to the extent required, have been paid to the proper Regulatory Authority or other Person.

3.10.6.                                       Neither Seller nor Per-Form has (a) ever been a member of an affiliated group filing or required to file a consolidated, combined, or unitary Tax Return for any tax year, (b) ever been a party to or bound by any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any Person other than Seller or Per-Form under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise, or (d) ever been a party to any joint venture, partnership or other agreement treated as a partnership for Tax purposes.

3.10.7.                                       No written claim has been made by any Regulatory Authority within the six (6) years immediately preceding the Closing Date in a jurisdiction where Seller or Per-Form does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. Seller has never distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

3.10.8.                                       Schedule 3.10 lists all U.S. federal, state, local and foreign income Tax Returns filed by or with respect to Seller or Per-Form for taxable periods ending on or after December 31, 2007.  Seller has delivered to Purchaser true, complete and correct copies of all Tax Returns, audit reports, and statements of deficiencies for each of the last three (3) taxable years filed by or issued to or with respect to Seller or Per-Form (or, insofar as such items relate to such entities, by or to any affiliated, consolidated, combined, or unitary group of which Seller or Per-Form was then a member).  Neither Seller nor Per-Form has, nor has it ever had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

3.10.9.                                       Neither Seller nor Per-Form has ever made any payments, and is not a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments, that may not be deductible under Section 280G of the Code. There are no liens for Taxes upon the assets of Seller or Per-Form, other than liens for Taxes that are being contested in good faith by appropriate proceedings, all of which are identified on Schedule 3.10 and Permitted Liens.

3.10.10.                                 Seller has elected to be treated as an “S corporation” (within the meaning of Sections 1361 and 1362 of the Code) for U.S. federal income tax purposes commencing with its first taxable year, and such election is effective for all taxable periods of Seller thereafter up to and including the date hereof.  Schedule 3.10 sets forth each state or other local and non-U.S. jurisdiction for which Seller has made or is treated as having made an S corporation (or similar) election and its effective date, and each such election is effective for all taxable periods of Seller thereafter up to and including the date hereof.  Seller will not be liable for any Tax under Code Section 1374 in connection with the sale of the Assets contemplated hereby.  Per-Form is and has been at all times since its inception classified for U.S. federal income Tax purposes, pursuant to Treasury Regulation 301.7701-3, as a disregarded entity that is not separate from its owner, and has not made any election to be classified as an association taxable as a corporation for U.S. federal or state Tax purposes.  Per-Form is treated for Tax purposes as a disregarded entity for each state or other local and non-U.S. jurisdiction in which Seller or Per-Form is required to file a Tax Return.

3.11.                     Compliance with Laws.  Except as set forth in Schedule 3.11, (a) each of Seller and Per-Form is in compliance in all material respects with each Requirement of Law, and since January 1, 2007, neither Seller nor Per-Form has received written notice from any Regulatory Authority alleging a violation by it of any Requirement of Law (i) applicable to it, or its products, services, business, facilities or operations including without limitation regulations promulgated by the FDA, EPA, OSHA or any other Regulatory Authority regulating the industry of Seller or its products or (ii) that otherwise is applicable to it involving the design, manufacture, labeling, testing, inspection, storage, sale, marketing, servicing or distribution of any of its products or services; (b) since January 1, 2007, neither Seller nor Per-Form has received any directives or orders from any Regulatory Authority related to or affecting any of its products, services, business, facilities or operations; and (c) each of Seller and Per-Form has all licenses, consents, franchises, orders, authorizations, notifications, approvals and other permits granted by Regulatory Authorities material to the conduct of its business as presently conducted (collectively, the “Permits”).  All Permits of Seller and Per-Form are listed in Schedule 3.11 and are in full force and effect and in good standing, no violations or defaults exist or have been recorded in respect of any Permit, and no proceeding is pending, or, to the knowledge of the Seller Parties, threatened, to revoke or limit any Permit. Schedule 3.11 also includes a true, correct and complete list of the ISO certifications of Seller and Per-Form (if any), and each of Seller and Per-Form is in compliance with such certifications in all material respects.  Except as set forth in Schedule 3.11, (i) neither Seller nor Per-Form has marketed and is not currently marketing any device or providing any service in violation of the Food, Drug and Cosmetics Act, as amended (the “FDC Act”) and (ii) is in compliance, in all material respects, with all manufacturing and quality assurance standards and other requirements under the FDC Act, FDA regulations and each other Requirement of Law applicable to Seller or Per-Form. There have been no recalls, field notifications, or seizures ordered or, to the knowledge of the Seller Parties, threatened, by any Regulatory Authority with respect to Seller or Per-Form products or services offered or sold by Seller or Per-Form prior to the Closing Date, and neither Seller nor Per-Form has independently engaged in such recalls or field notifications.  Except as set forth in Schedule 3.11, neither Seller nor Per-Form has received any warning letter, Form FDA 483, Section 305 notice or other notice of deficiency from the FDA. Seller has provided Purchaser with true, correct and complete copies of all written documentation provided by the FDA related to recalls, product actions, audits, warning letters and inspections of or related to Seller, Per-Form or their respective products, services, business or operations since January 1, 2007.

3.12.                     No Consents.  Except for applicable Requirements of Law (including under the HSR Act) and as set forth on Schedule 3.12, no action, consent, approval, order or authorization of, or registration, declaration or filing with, any Regulatory Authority or any other Person is required by Seller in connection with the execution, delivery or performance of this Agreement by the Seller Parties, and the consummation by the Seller Parties of the transactions contemplated hereby.

3.13.                     Loan Agreements.  There is no Contract included in the Assets to which Seller or Per-Form is a party that evidences indebtedness of Seller or Per-Form.

3.14.                     Litigation.  Except as disclosed on Schedule 3.14, (i) there are no outstanding judgments or judicial or attorney liens against any Seller Party or Per-Form, (ii) no Seller Party nor Per-Form is a party to, or, to the knowledge of the Seller Parties, threatened with, any Action, and (iii) neither Seller nor any of the other Seller Parties nor Per-Form is party to any dispute that Seller Parties believe is reasonably likely to be litigated or subject to an Action directly or indirectly involving Seller Party or Per-Form (as a party, a witness or otherwise) or the Business which is reasonably likely to have a Material Adverse Effect.  Except as disclosed on Schedule 3.14, there is no dispute with any Person under a Contract with Seller or Per-Form which (i) has a Material Adverse Effect on Seller or Per-Form, or (ii) to the knowledge of Seller Parties, is reasonably likely to have a Material Adverse Effect on Seller or Per-Form or result in an Action.  Except as disclosed on Schedule 3.14, neither Seller nor Per-Form is a party to or subject to any collective bargaining agreement, and there is no present or, to the knowledge of the Seller Parties, threatened walkout, strike or any other similar occurrence or unfair labor practice charge or complaint with respect to Seller or Per-Form pending before the National Labor Relations Board.  Except as set forth on Schedule 3.14, to the knowledge of the Seller Parties, there are no disputes involving Intellectual Property of Seller or Per-Form, including use of the name “Byrne Medical.”

3.15.                     Financial Statements.  Schedule 3.15 includes a true, correct and complete copy of the consolidated balance sheet of Seller and Per-Form as at December 31, 2010 and the related combined statements of income, cash flows, and changes in shareholders’ equity, and the notes thereto, for the year ended December 31, 2010 audited by Ernst & Young LLP, whose opinion thereon is included therewith (the “2010 Financial Statements”).  Schedule 3.15 also includes a true, correct and complete copy of the combined balance sheets of Seller and Per-Form as at June 30, 2011 and 2010 and the related combined statements of income, for each of the six month periods then ended (the “Interim Financial Statements”).  The 2010 Financial Statements and the Interim Financial Statements fairly present in accordance with GAAP consistently applied throughout the periods indicated, the financial position, results of operations, cash flows, and changes in shareholders’ equity of Seller and Per-Form, as the case may be, as at the dates and for the periods stated therein on a combined basis. Seller understands and acknowledges that the 2010 Financial Statements and the Interim Financial Statements will be included in a public filing by Cantel following the Closing Date.

3.16.                     Agreements. Schedule 3.16 contains a true, correct and complete list of all contracts, commitments, instruments, arrangements, understandings, obligations, agreements and other undertakings, whether oral or written of Seller and/or Per-Form (the “Contracts”) that are currently in effect (or will go into effect following the Closing) and are material to Seller and Per-Form, their respective products, services, facilities, operations or the conduct of the Business.  For purposes of this Section 3.16, a Contract that is “material” shall include the following types of Contracts (a) to which Seller or Per-Form is a party or (b) by or to which Seller or Per-Form or either of their assets or properties are bound or subject: (i) Contracts with any current or former officer, director, employee, consultant or shareholder, including, without limitation, all employment agreements, consulting agreements, shareholder agreements, non competition agreements and severance agreements with any such Persons; (ii) Contracts with any labor union or association representing any employee; (iii) Contracts (exclusive of purchase orders for products in the ordinary course) for the sale of products or services by Seller or Per-Form in each case in excess of $50,000 per year; (iv) Contracts for the purchase or acquisition of products, materials, supplies, equipment, merchandise, or services by Seller or Per-Form in each case in excess of $50,000 per year (exclusive of purchase orders for raw materials and products in the ordinary course); (v) Contracts for the sale of any of its assets or properties, or for the grant to any Person of any preferential rights to purchase any of its assets or properties, other than in the Ordinary Course of Business; (vi) joint venture agreements relating to its assets, properties or business or by or to which it or its assets or properties are bound or subject; (vii) Contracts under which it agrees to indemnify any Person, share any Tax liability of any Person, or refrain from competing with any Person; (viii) material manufacturing, warehousing, distributorship, representative, management, marketing, sales agency or advertising agreements; (ix) automobile or other vehicle leases; and (x) any other material Contract not made in the Ordinary Course of Business (other than those reflected in any other Schedule) including, without limitation, all agreements with any finder, broker or financial consultant but excluding the engagement of special counsel by Seller for the transactions contemplated by this Agreement.  All of the Contracts set forth in Schedule 3.16 are (except as set forth in said Schedule) in full force and effect in accordance with their respective terms, and neither Seller nor Per-Form is in default, and no condition exists that with notice or lapse of time or both would constitute a default by Seller or Per-Form, in any material respect, under any of them, and, to the knowledge of the Seller Parties, no other party to any such Contract is in default in any material respect thereunder, and no condition exists that with notice or lapse of time or both would constitute a default in any material respect by such other party.  On the date hereof, neither Seller nor Per-Form is a party to or bound by any Contracts (other than those identified on a Schedule to this Agreement) that to the knowledge of Seller Parties either individually or in the aggregate have or is likely to have a Material Adverse Effect on Seller or Per-Form.

To the extent Contracts are evidenced by documents, true and complete copies have been delivered or made available to Purchaser.  To the extent Contracts are not evidenced by documents, written summaries have been delivered or made available to Purchaser.

3.17.                     Real Estate; Leases.

3.17.1.               Schedule 3.17 sets forth a true, correct and complete list of: (i) all real property owned in fee by Seller or Per-Form (the “Real Property”), (ii) all real property owned in fee directly or indirectly by the Executive or one or more shareholders of Seller or other affiliates of a Seller Party that is used in the Business, (iii)  all leases, subleases or other agreements under which Seller or Per-Form is a lessor or lessee of any real property or interest therein (the “Leases”); (iv) all options held by Seller or Per-Form or Contractual Obligations on the part of Seller or Per-Form to purchase or acquire any interest in real property; and (v) all options granted by Seller or Per-Form to sell or dispose of any interest in real property.  Schedule 3.17 includes, without limitation, the location of the property, the names of the lessor (or owner) and lessee or optionor and optionee, as the case may be, and any affiliation or other association between Seller or Per-Form and the lessor and lessee or optionor and optionee, as the case may be.  Seller’s and Per-Form’s respective principal physical plants and facilities are in good working condition and repair, and are substantially sufficient for the conduct of its business as presently conducted.  No condemnation proceeding is pending or, to the knowledge of the Seller Parties, threatened which would preclude or materially impair the use of any material property leased to or from Seller or Per-Form or owned by Seller or Per-Form.  Neither Seller nor Per-Form has received any written notice that it is in violation of any material zoning regulation or requirement relating to any material property leased to or from Seller or Per-Form.

3.17.2.               With respect to the Leases, except as set forth in Schedule 3.17:

(a)                                a true, correct and complete copy of each Lease has been delivered to Purchaser together with all amendments and modifications thereto, and all subordination, non-disturbance and/or attornment agreements related thereto, and no changes have been made thereto since the date of delivery;

(b)                               each Lease is valid and in full force and effect.  With respect to Seller’s or Per-Form’s performance under a Lease, no material default, or event which, with notice or lapse of time or both, would constitute a default, in any material respect by Seller or Per-Form, has occurred thereunder;

(c)                                the transactions contemplated by this Agreement do not require the consent of any party of any Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(d)                               neither Seller’s nor Per-Form’s possession and quiet enjoyment of any leased real estate under any Lease has been disturbed and there are no disputes with respect to any Lease;

(e)                                no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(f)                                  neither Seller nor Per-Form owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease;

(g)                               neither Seller nor Per-Form has subleased, licensed or otherwise granted any Person the right to use or occupy any leased real estate or any portion thereof; and

(h)                               neither Seller nor Per-Form has collaterally assigned or granted any other Lien in any Lease or any interest therein.

3.17.3.               The real estate owned or leased by each of Seller and Per-Form is (i) in all material respects free of contamination from any substance or material presently identified as toxic or hazardous by any Environmental Law, and neither Seller nor Per-Form has caused or suffered to occur a material spillage or other discharge of any Hazardous Substance or otherwise conducted operations which could reasonably lead to the imposition of any Lien upon any real property owned or leased by Seller or Per-Form or any material fine upon Seller or Per-Form pursuant to any Environmental Law and (ii) is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”). Neither Seller nor Per-Form has received any written notice of violation of any Real Property Law.

3.18.                     Officers, Directors and Employees.  Schedule 3.18 sets forth as of a date not prior to June 30, 2011 the name and total annual compensation, including salary, bonuses and other benefits, of each director, officer, employee and consultant of Seller and/or Per-Form.  From said date through the date hereof there has been no material change in the amount of compensation attributable to any Person on Schedule 3.18 and such schedule remains accurate in all material respects on the date hereof.  Except as disclosed in Schedule 3.18, neither Seller nor Per-Form is a party to any Contractual Obligation that could obligate Seller or Per-Form to pay severance or other similar compensation to an officer, director, employee or other Person solely as a result of the transactions contemplated hereunder and there is no present or, to the knowledge of the Seller Parties, threatened walkout, strike or any other similar occurrence.

3.19.                     Accounts Receivable.    Except as disclosed in Schedule 3.19, and subject to reasonable allowances for bad debts as therein provided, all accounts receivable reflected on the June 2011 Balance Sheets and all accounts receivable arising subsequent to June 30, 2011 have arisen in the Ordinary Course of Business, have been collected or, to the knowledge of the Seller Parties, are collectible in the aggregate recorded amounts thereof in accordance with their terms subject to reserves for bad debts which, to the knowledge of the Seller Parties, are reasonably adequate, and are owned by Seller or Per-Form, as the case may be, free and clear of any Lien.  Schedule 3.19 is comprised of accounts receivable schedules of each of Seller and Per-Form as of June 30, 2011, on an aging basis, that are true, correct and complete in all material respects.  Except as disclosed on Schedule 3.19, no customer is given “most favored nation” treatment with respect to payment terms, discounts and related incentives.

3.20.                     Fixed Assets and Depreciation.  Schedule 3.20 represents as of June 30, 2011 (i) a listing of all plant, machinery, equipment, leasehold improvements, vehicles, structures, any related capitalized items and other tangible property material to the business of Seller or Per-Form and which is treated by Seller or Per-Form as depreciable or amortizable property (“Tangible Property”), and (ii)  the related accumulated depreciation or amortization.

3.21.                     Intellectual Property.

3.21.1.                                       Each of Seller and Per-Form solely owns or is licensed to use and transfer to Purchaser, pursuant to a valid and enforceable written license, sublicense, agreement or permission or otherwise, all Intellectual Property that, to the knowledge of the Seller Parties, is necessary or desirable for the operation of its business as currently conducted and as presently proposed to be conducted or which relate to the research, development, manufacture, use or sale of any of their respective products.  Each item of such Intellectual Property owned or used by each of Seller and Per-Form and necessary to make each of the present and presently contemplated products of Seller or Per-Form to practice all of its present and presently contemplated processes and to conduct its present and presently contemplated business are included in the Assets and are accurately identified in Schedule 3.21.

3.21.2.                                       Each of Seller and Per-Form has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses and has timely made all payments of fees or other costs due with respect to the maintenance of the Patents and Trademarks.  No such payments, fees or other expenses are outstanding as of the Closing Date.

3.21.3.                                       All Intellectual Property transferred to Purchaser pursuant to this Agreement by either Seller or Pre-Form shall be free and clear of any Lien (other than Permitted Liens) created by or imposed upon Seller or Per-Form unless otherwise disclosed in Schedule 3.21.

3.21.4.                                       To the knowledge of the Seller Parties, neither Seller nor Per-Form have interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in the operation of Seller’s and Per-Form’s businesses as currently conducted and as presently proposed to be conducted.  Neither Seller nor Per-Form has received or been notified of any charge, complaint, action, proceeding, claim, demand or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that either Seller or Per-Form must license or refrain from using any Intellectual Property rights of any third party).  Except as disclosed in Schedule 3.21, to the knowledge of Seller and Per-Form, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights necessary or desirable for the operation of the business of either Seller or Per-Form or which relate to the research, development, manufacture, use or sale of any of their respective products.

3.21.5.                                       Schedule 3.21 identifies each Patent that has been issued to or filed by Seller or Per-Form with respect to any of its Intellectual Property, and each license, sublicense, agreement, or other permission either Seller or Per-Form has granted to any third party with respect to any of its Patents (together with any exceptions to such license, sub-license, agreement or permission).  Seller and Per-Form each has delivered to Purchaser correct and complete copies of: (i) all such Patents, (ii) all licenses, sublicenses, agreements, permissions, and any amendments thereto, and (iii) all other written documentation evidencing ownership and prosecution (if applicable) of each such Patent including, without limitation, any opinions of counsel regarding enforceability, scope, validity or freedom to operate.

3.21.6.                                       Schedule 3.21 also identifies each Trademark owned by, registered to, applied for, or used by Seller or Per-Form and each license, sublicense, agreement, or other permission either Seller or Per-Form has granted to any third party with respect to any of its Trademarks (together with any exceptions to such license, sub-license, agreement or permission).  Seller and Per-Form each has delivered to Purchaser correct and complete copies of: (i) all such Trademarks, (ii) all licenses, sublicenses, agreements permissions and any amendments thereto, and (iii) all other written documentation evidencing ownership and prosecution (if applicable) of each such Trademark.

3.21.7.                                       Schedule 3.21 also identifies (i) each computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total of $1,000 in the aggregate), and each copyrighted work that is owned by, registered to, or used by either Seller or Per-Form and is necessary or desirable for the operation of each of its businesses as currently conducted and as presently proposed to be conducted, (ii) each registration or application for registration therefore, and (iii) each license, sublicense, agreement, or other permission either Seller or Per-Form has granted to any third party with respect to any of each of its Intellectual Property (together with any exceptions to such license, sub-license, agreement or permission).  Seller and Per-Form each has delivered or has made available to Purchaser correct and complete copies of: (i) all such copyright applications and registrations, and renewals thereof or modifications thereto, (ii) all licenses, sublicenses, agreements permissions and any amendments thereto, (iii) all other written documentation evidencing ownership and prosecution (if applicable) of each such application, registration, renewal or modification; (iv) and copies of executable and source codes for each item of software.

3.21.8.                                       Except as disclosed in Schedule 3.21, neither Seller nor Per-Form has received any written notice of any claims by any Person, (i) to the effect that the manufacture, sale or use of any product, invention, process, technology, software or know how as now used or offered by Seller or Per-Form infringes on any rights in one or more third parties’ intellectual property or trade secrets, (ii) against the use by Seller or Per-Form of any Trademarks or Patents, (iii) against the use by Seller or Per-Form of any software, copyrighted or uncopyrighted works that either are necessary or desirable for the operation of each of its businesses as currently conducted and as presently proposed to be conducted, or (iv) challenging or questioning the ownership, use, validity or enforceability of any of the Intellectual Property.

3.21.9.                                       Except as disclosed on Schedule 3.21, with respect to each item of Intellectual Property required to be identified in Schedule 3.21 that is owned by or registered to either Seller or Per-Form:

(a)                                  Seller or Per-Form each owns and possesses all right, title and interest in and to the item, free and clear of any Liens (other than Permitted Liens), license, or other restriction or limitation regarding use or disclosure;

(b)                                 The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(c)                                  No complaint, action, proceeding or claim is pending, or, to the knowledge of Seller and Per-Form, is threatened which challenges the legality, validity, enforceability, use or ownership of the item;

(d)                                 Neither Seller nor Per-Form has agreed to indemnify, defend or hold harmless any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item;

(e)                                  All individuals who have performed research or developed or contributed to the generation of the Intellectual Property or its reduction to practice on behalf of

Seller or Per-Form and who have or had an obligation to assign its inventions and intellectual property rights to Seller or Per-Form have assigned to Seller or Per-Form all such inventions and other intellectual property rights arising from such research and development; and

(f)                                    No loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for (i) Patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or Per-Form, including, without limitation, a failure by Seller or Per-Form to pay any required maintenance fees), (ii) copyrights expiring at the end of their statutory terms, and (iii) trademarks being abandoned or lost by virtue of non-use or registrations being cancelled by failure to make required filings under Sections 8 and 9 of the Lanham Act.

3.21.10.                                 Schedule 3.21 identifies each item of Intellectual Property that any third party owns and that Seller or Per-Form uses pursuant to license, sublicense, agreement, or permission. Seller and Per-Form each has delivered to Purchaser true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  With respect to each license, sublicense, agreement or permission required to be identified in Schedule 3.21:

(a)                                  the license, sublicense, agreement or permission is legal, valid, binding, enforceable and in full force and effect;

(b)                                 the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummations of the transactions contemplated hereby;

(c)                                  No party to such license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(d)                                 No party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(e)                                  With respect to each sublicense, the representations and warranties set forth in subsections (a) through (d) above are true and correct with respect to the underlying license;

(f)                                    Neither the license, sublicense, agreement or permission, nor the Intellectual Property that is the subject thereof, are subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

(g)                                 No complaint, action, proceeding or claim is pending, or, to the knowledge of Seller and Per-Form, is threatened which challenges the legality, validity, enforceability of the license, sublicense, agreement or permission, nor the Intellectual Property that is the subject thereof; and

3.21.11.                                 Neither Seller not Per-Form has granted any sublicense or similar right with respect to said license, sublicense, agreement or permission.

3.22.                     Products.  Seller has made available to Purchaser, or has furnished Purchaser with, representative information describing its products and services and Per-Form’s products and services.  Except for Contracts listed in Schedule 3.16, neither Seller nor Per-Form has any Contractual Obligations pursuant to which it is obligated to purchase inventory, parts or components and which is not terminable by Seller or Per-Form without any material payment, charge or delay.

3.23.                     Title to Assets; Liens.  Each of Seller and Per-Form owns outright and has good, valid, marketable and indefeasible title to all of its assets which it purports to own (tangible and intangible, real, personal or mixed), including, without limitation, all of the Tangible Property reflected on the June 2011 Balance Sheets, in each case free and clear of any Lien, except as disclosed on Schedule 3.23, assets and properties disposed of, or subject to purchase or sales orders, in the Ordinary Course of Business since the Balance Sheet Date, and Permitted Liens.  The Assets constitute all of the assets of Seller and Per-Form necessary for or material to the operation of the Business in the manner conducted immediately prior to the Closing Date.

3.24.                     Accounts Payable.  Schedule 3.24 is comprised of accounts payable schedules, on an aging basis, of each of Seller and Per-Form as of June 30, 2011 that are true, correct and complete in all material respects.

3.25.                     Liabilities.  As at the date of this Agreement, neither Seller nor Per-Form has Liabilities that were not adequately accrued, reserved for or reflected (in accordance with GAAP) in the June 2011 Balance Sheets, except for Liabilities of Seller or Per-Form (i) incurred since the Balance Sheet Date in the Ordinary Course of Business, (ii) disclosed on Schedule 3.25 or (iii) immaterial Liabilities as to which the Seller Parties have no knowledge and as to which Purchaser is not assuming and can have no vicarious liability or other liability or obligation as a matter of law. Except as set forth on Schedule 3.25, as of the date hereof, neither Seller nor Per-Form has Liability associated with any deferred compensation obligation for past or present officers or employees of Seller or Per-Form.

3.26.                     Suppliers and Customers.  Except as set forth on Schedule 3.26, to the knowledge of the Seller Parties, the business relationships of Seller and Per-Form with its respective suppliers and customers are good.  Except as set forth on Schedule 3.26, since January 1, 2011, no (i) supplier of products sold or utilized by Seller or Per-Form, the loss of which could have a Material Adverse Effect, or (ii) customer who accounted for more than $100,000 of sales of products or services of Seller or Per-Form during the fiscal year ended December 31, 2010 or is reasonably expected to account for more than $100,000 of such sales during the twelve months ending December 31, 2011, has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with Seller or Per-Form, or has advised Seller or Per-Form that it intends to reduce its purchases of products or services from Seller or Per-Form, or sales of products or services to Seller or Per-Form, such that it would reasonably be expected to have a Material Adverse Effect.  Schedule 3.26 sets forth a current list of the ten largest suppliers and service providers and customers of each of Seller and Per-Form with the amount of purchases or sales during the six months ended June 30, 2011.

3.27.                     Employee Benefit Plans.

3.27.1.                                       Schedule 3.27 hereto contains a complete list of “Plans” consisting of each:

(a)                                  “multiemployer pension plan,” as defined in Section 3(37) of ERISA, to which Seller (or any entity that is treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code (“Common Control Entity”)) contributes or is required to contribute, or with respect to which Seller or a Common Control Entity has any liability (the foregoing plans and any additional multiemployer pension plan to which Seller or any Common Control Entity has previously contributed or been required to contribute at any time after September 25, 1980 (the “Multiemployer Plans”);

(b)                                 “employee welfare benefit plan,” as defined in Section 3(l) of ERISA, sponsored or maintained by Seller or any Common Control Entity, or to which Seller or any Common Control Entity contributes or is required to contribute, including each multiemployer welfare plan (“Welfare Plan”);

(c)                                  “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), sponsored or maintained by Seller or any Common Control Entity or to which Seller or any Common Control Entity contributes or is required to contribute (“Pension Plan”); and

(d)                                 any other bonus, deferred or incentive compensation, pension, profit-sharing, retirement, stock purchase, stock grant, stock option, disability, sick pay, salary continuation, cafeteria, flexible spending account, dependent care assistance, or any other fringe benefit plan, arrangement or practices, other than normal payroll practices and policies concerning holidays and vacations, sponsored or maintained by Seller, whether formal or informal (collectively, “Employment Plans”).

3.27.2.                                       There are no “accumulated funding deficiencies,” as defined in Section 302(a)(2) of ERISA and Section 412 of the Code, whether or not waived, with respect to any of the Pension Plans.

3.27.3.                                       The June 2011 Balance Sheet reflects, to the extent required by GAAP as consistently applied by Seller, an accrual of all accrued but unpaid contributions to any Pension Plan and Multiemployer Plan, and an accrual of all amounts accrued but unpaid under the Welfare Plans and the Employment Plans, all as of the date thereof.

3.27.4.                                       Each Pension Plan and each related trust agreement, annuity contract, or other funding instrument, is qualified and tax exempt under the provisions of Sections 401(a) (or 403(a) as appropriate) and 501(a) of the Code, and a determination letter has been received from the Internal Revenue Service as to such qualified status.

3.27.5.                                       Each Plan complies in all material respects with all applicable laws (including to the extent applicable, without limitation, the Code and ERISA) and is operated in accordance with its terms, except where such non-compliance would have no Material Adverse Effect.  Seller maintains no nonqualified Pension Plan that is subject to Section 409A of the Code.

3.27.6.                                       Each of Seller and any Common Control Entity has paid all premiums (and interest charges and penalties for late payment, if applicable), due heretofore to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to each Pension Plan.  There has been no “reportable event,” as defined in Section 4043(b) of ERISA and the PBGC regulations under that Section, with respect to any Pension Plan as to which notice has not been waived under applicable PBGC regulations.  No liability to the PBGC has been incurred by Seller or any Common Control Entity, on account of the termination of any Pension Plan.  The PBGC has not instituted proceedings to terminate any Pension Plan and, to the knowledge of the Seller Parties, there exists no condition or set of circumstances which could reasonably be expected to present a significant risk of the termination of any Pension Plan by the PBGC.

3.27.7.                                       Neither Seller nor any Common Control Entity has withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively.

3.27.8.                                       True and complete copies of each of the following documents have been delivered by Seller to Purchaser: (i) each Welfare Plan, each Pension Plan and each Multiemployer Plan, related trust agreements, annuity contracts, or other funding instruments; (ii) each Employment Plan and complete descriptions of any such plans that are not in writing; (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan; (iv) Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Plan and each Pension Plan for the two most recent plan years; and (v) all actuarial reports prepared for the last two available plan years for each Pension Plan.

3.27.9.                                       Except as described on Schedule 3.27, neither Seller nor any Welfare Plan or Employment Plan is obligated to make any payment of post-retirement life, accidental death, medical or disability insurance benefits of any type, excluding, for this purpose, the provisions of any such benefit as a result of an individual’s exercise of his or her health care continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to or with respect to any former employee of a Seller.

3.28.                     Insurance.  Schedule 3.28 lists as of the date hereof all policies or binders of property, fire, liability (including product liability), fiduciary, crime, employment practices, umbrella, medical, workmen’s compensation, business interruption, disability, vehicular, casualty, directors and officers liability, title or other insurance held by or on behalf of Seller or Per-Form (specifying the insurer, the policy number or covering note number with respect to binders, the amount of coverage thereunder, the type of policy (i.e., whether “claims made” or “occurrence” based) and describing each pending claim thereunder other than routine claims for coverage under any group medical plan insurance policy of Seller or Per-Form).  Such policies and binders are in full force and effect.  The applications and related information provided by Seller or Per-Form to obtain such policies and binders was true, accurate and complete in all material respects at the time provided.  Neither Seller nor Per-Form has failed to give any material notice or present any material claim under any such policy or binder in a due and timely fashion.  Except for claims disclosed in Schedule 3.28 and routine medical claims, there are no outstanding unpaid claims under any such policy or binder.  Neither Seller nor Per-Form has received a notice of cancellation or non renewal of any such policy or binder and there is no material inaccuracy in any application for any such policy or binder, failure to pay premiums when due or other similar state of facts which would form the basis for termination of any such insurance.  Schedule 3.28 contains a description of the loss history since January 1, 2009 under each of the policies of insurance of Seller or Per-Form as well as any predecessor policies.

3.29.                     Operations of Seller.  Except as disclosed in Schedule 3.29, since June 30, 2011, neither Seller nor Per-Form has:

3.29.1.                                       amended its articles of incorporation, articles of formation, bylaws or operating agreement, as the case may be, or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its Capital Stock or changed or agreed to change in any manner the rights of its outstanding Capital Stock or, in any material manner, the character of its business;

3.29.2.                                       issued or sold or purchased any Convertible Securities, or entered into any Contracts to issue or sell or purchase, any shares of its Capital Stock;

3.29.3.                                       entered into or amended any material employment agreement, entered into any agreement with any labor union or association representing any material employee or entered into or amended any Plan;

3.29.4.                                       incurred any indebtedness for borrowed money except nonmaterial items incurred in the Ordinary Course of Business which do not exceed $50,000 individually, or $100,000 in the aggregate, (treating Liabilities arising from any single transaction or a series of similar transactions, and all periodic installments or payments under any Lease or other Contract providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves not in accordance with GAAP or entered into any lease or sublease of real property or exercised any purchase options or rights of first refusal contained in any of the Leases except in the Ordinary Course of Business;

3.29.5.                                       waived any right of material value of its business other than in the ordinary course of its business;

3.29.6.                                       made any change in its accounting methods or practices from those reflected in the 2010 Financial Statements;

3.29.7.                                       except as disclosed in Schedule 3.29.7, made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to its officers, directors, or employees in excess of 10% in the aggregate of any accrual for or commitment or agreement to make or pay the same;

3.29.8.                                       except for loans that have been repaid on or before the Closing, made any loan or advance to any of its officers, directors, shareholders or employees in excess of $1,000 individually or $5,000 in the aggregate, other than travel and petty cash advances made in the Ordinary Course of Business;

3.29.9.                                       made any payment or commitment to pay any severance or termination pay to any of its officers, directors, or employees;

3.29.10.                                 entered into any lease or sublease or sold, abandoned or made any other disposition of any of its material assets or properties, or granted or suffered any Lien on any of its material assets or properties;

3.29.11.                                 entered into or amended any Contract pursuant to which it agrees to refrain from competing with any party;

3.29.12.                                 except for inventory, supplies or equipment acquired in the Ordinary Course of Business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity that is material to Seller or Per-Form;

3.29.13.                                 entered into any transaction (other than de-minimus transactions) other than in the Ordinary Course of Business;

3.29.14.                                 sold, transferred, assigned or otherwise disposed of any assets, property or portion of its business that is material to Seller or Per-Form;

3.29.15.                                 paid, discharged or satisfied any material Liabilities other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities reflected on or reserved against on the June 2011 Balance Sheets or incurred in the Ordinary Course of Business since the Balance Sheet Date; or

3.29.16.                                 made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

3.29A.            Ordinary Course Operations.  The net asset value of Seller as at August 1, 2011 is not less than the net asset value of Seller on March 31, 2011, with net asset value defined as the sum of the Seller’s accounts receivable and inventory less accounts payable (calculating the net asset value as at August 1, 2011 in a manner consistent with the calculation as at March 31, 2011).  Since March 31, 2011, Seller has operated the Business in the Ordinary Course of Business and has not, in any material respect, acted affirmatively to accelerate collections of accounts receivables or postpone the payment of accounts payable.

3.30.                     Potential Conflicts of Interest.  Except as described in Schedule 3.30, to the knowledge of the Seller Parties, no officer, director, employee, consultant or shareholder of Seller or Per-Form or any “family member” of any such Person directly or indirectly, individually or collectively: (i) owns any interest in (excepting not more than 3% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee, consultant or shareholder of, any entity that is a competitor, lessor, lessee, customer or supplier of Seller, Per-Form or Purchaser (or any of their respective affiliates); (ii) has any interest in any material property or assets of Seller or Per-Form (except in his or her capacity as a shareholder of Seller); (iii) owns or has any interest in any Intellectual Property used by Seller or Per-Form; (iv) has any cause of action or other claim whatsoever against, or owes any material amount to, Seller or Per-Form, except for claims in the ordinary course of business (such as for accrued vacation pay, expense advances and similar matters), or (v) has since June 30, 2011, loaned money to Seller or Per-Form or has received any loans from Seller or Per-Form.  The term “family member” as used herein means father, mother, husband, wife, son, daughter, sister, brother, uncle, aunt, nephew, niece, first cousin, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, or daughter-in-law.

3.31.                     Inventories.  Except as set forth on Schedule 3.31(A), all of the inventories of each of Seller and Per-Form are usable and saleable in the Ordinary Course of Business by Seller and Per-Form, and are in compliance with each applicable Requirement of Law in all material respects.  Schedule 3.31(B) is a true, correct and complete listing of Seller’s and Per-Form’s inventories as of June 30, 2011.

3.32.                     Absence of Certain Commercial Practices.  Neither Seller, Per-Form, Executive, any director, partner, officer, employee, nor, to the knowledge of Executive, any shareholder, agent or other Person acting on behalf of Seller or Per-Form has (a) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official of any other Person who is or may be in a position to help or hinder Seller or Per-Form or assist Seller or Per-Form in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of Seller or Per-Form or (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others.  Neither Seller, Per-Form, Executive, any director, officer, employee, nor, to the knowledge of Executive, any shareholder, agent or other Person acting on behalf of Seller or Per-Form has accepted or received or made any unlawful contributions, payments, gifts or expenditures.

3.33.                     Environmental Matters.

3.33.1.               Each of Seller and Per-Form (i) is and at all times has been in material compliance with all applicable Environmental Laws, and (ii) has obtained, and is in compliance with, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (“Environmental Permits”), and has made all appropriate filings for issuance or renewal of such Environmental Permits.  Each such Environmental Permit is listed in Schedule 3.33 and is in full force and effect and shall be maintained in full force and effect by Seller and Per-Form through the Closing Date in accordance with Environmental Law.  With respect to any such Environmental Permits that are transferable, each of Seller and Per-Form has undertaken or will undertake, prior to the Closing Date, all measures reasonably necessary to facilitate transfer of the same to Purchaser, as directed by Purchaser, and neither Seller nor Per-Form is aware of any condition, event or circumstance that might prevent or materially impair the transfer of the same, and neither has received any notice regarding any material adverse change in the status or terms or conditions of such Environmental Permits.

3.33.2.               Except as described in Schedule 3.33, there are no written claims or notices (including notices that Seller or Per-Form (or any person whose liability has been retained or assumed contractually by either of them) is or may be a potentially responsible person or otherwise liable in connection with any site or other location containing Hazardous Substances or used for the storage, handling, treatment, processing, disposal, generation or transportation of Hazardous Substances), or any Action pending or, to the knowledge of the Seller Parties, threatened, that are based on or related to any Environmental Matters relating to Seller or Per-Form.

3.33.3.               No Hazardous Substances have been spilled, discharged, leaked, emitted, injected, disposed of, dumped or released by Seller or Per-Form any other Person in quantities that require (or upon discovery would require) notification to any Regulatory Authority or investigation or response under any Environmental Law, on, at, beneath, above, or into any of the real property currently or formerly owned, leased or operated by Seller or Per-Form, or any predecessor of Seller or any of its affiliates.

3.33.4.               No site as to which Seller has disposed of, transported, or arranged for the transportation of, any Hazardous Substances, has been listed on, or proposed for listing on, the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) list, or any comparable list of properties to be investigated and/or remediated in the United States (or any state or other subdivision thereof).

3.33.5.               There are no present or, to the knowledge of the Seller Parties, past conditions, events, activities, practices, incidents, actions, omissions or plans that may (i) materially interfere with or prevent continued compliance by Seller or Per-Form with Environmental Laws and the requirements of Environmental Permits or (ii) give rise to any material liability or other obligation under any Environmental Laws.

3.33.6.               Each of Seller and Per-Form has provided to Purchaser and listed in Schedule 3.33: (i) all environmental reports, studies, audits, sampling data, site assessments, risk assessments, economic models, and other similar documents with respect to the Business, the Assets or any real property currently or formerly owned, leased, or operated by either Seller or Per-Form which are in the possession or control of Seller or Per-Form, and (ii) all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste, or otherwise insure compliance with current or future Environmental Laws (including without limitation, cost of remediation, pollution control equipment and operational changes).

3.34.                     Full Disclosure.  To the actual knowledge of Executive without inquiry, no representations or warranties made by a Seller Party in this Agreement, and no statements of a Seller Party contained in any document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein not misleading (in each case of the date hereof).

3.35.                     Accredited Investor; Investment Intent.  Seller qualifies as an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act.  Seller is acquiring the Cantel Shares included in the Stock Consideration for its own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, and it has no present intention of distributing or selling such Cantel Shares.  Seller understands that the Cantel Shares have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and hereby agrees not to make any sale, transfer or other dispositions of such Shares unless either (i) such Cantel Shares have been registered under the Securities Act and all applicable state and other securities laws and any such registration remains in effect or (ii) registration is not required under the Securities Act or applicable state securities laws with respect to such sale, transfer or other disposition.

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

In order to induce the Seller Parties to enter into this Agreement and to consummate the other transactions contemplated herein, Purchaser makes each of the representations and warranties set forth in this Article 4.  Where any representations or warranties contained in any provision of this Article 4 is expressly qualified by reference to the “knowledge” of Purchaser, such term shall mean the actual knowledge, information and belief of one or more officers or directors of Purchaser as to the matters that are subject of such representations and warranties.  Subject to the foregoing, Purchaser hereby represents and warrants to Seller as follows, as of the date hereof:

4.1.                            Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business in all material respects as now conducted.

4.2.                            Qualification.  Purchaser is duly qualified as a foreign corporation to transact business in each jurisdiction where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Purchaser.

4.3.                            Authority.  Purchaser has all requisite power and authority to execute, deliver and perform this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement, and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Purchaser and constitutes legal, valid and binding obligations of Purchaser, enforceable against

Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

4.4.                            No Violation.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the articles of incorporation or bylaws of Purchaser or will (a) violate, or be in conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of Purchaser under any Contractual Obligation to which Purchaser is a party or by which Purchaser is bound, or to which the property of Purchaser is subject, except where such violation, conflict, breach, default, termination, acceleration or Lien would not have a Material Adverse Effect; or (b) violate any Requirement of Law of any Regulatory Authority to which Purchaser is subject, except where such violation would not have a Material Adverse Effect.

4.5.                            No Consents.  Except for applicable requirements of the Securities Act, the Exchange Act, the HSR Act, the NYSE and state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Regulatory Authority or any other Person (other than Purchaser’s senior bank lenders) is required by Purchaser or Cantel in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of any of the transactions contemplated hereby.

4.6.                            Public Reports; Compliance.  Purchaser has advised the Seller Parties that a copy of the Annual Report of Cantel (the sole shareholder of Purchaser) on Form 10-K for the fiscal year ended July 31, 2010, and all other reports required to be or otherwise filed by it since July 31, 2010 with the Securities and Exchange Commission, are available on Cantel’s website.  None of such reports of Cantel contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in each case as of the date thereof).

4.7.                            Litigation.  There are no Actions pending or, to the knowledge of Purchaser, threatened against Purchaser that individually or in the aggregate could reasonably be expected to have a material adverse effect or materially interfere with Purchaser’s ability to consummate the transactions contemplated hereby. To the knowledge of Purchaser, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any Action that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on, or materially interfere with, Purchaser’s ability to consummate the transactions contemplated hereby.

4.8.                            Cantel Shares; NYSE Listing.  The shares of Cantel’s common stock included in the Stock Consideration, when issued to Seller in accordance with the terms and conditions of this Agreement, will be duly authorized and legally and validly issued, fully paid and nonassessable shares of common stock, par value $.10 per share, of Cantel.  Assuming the accuracy of the representations of the Seller in Section 3.35 of this Agreement, the Stock

Consideration will be issued in compliance with all applicable federal and state securities laws.  On or prior to the Closing Date, Cantel has filed a Supplemental Listing Application with the NYSE that covers the Cantel Shares included in the Stock Consideration issued under Section 2.3(ii) in accordance with the NYSE rules and regulations.

Article 5
COVENANTS

5.1.                            Non-Assignable Assets.

5.1.1.                                             Notwithstanding anything to the contrary in this Agreement, to the extent that any Contract, Lease or other right, interest or asset that would otherwise be an Asset is not capable of being transferred or assigned to Purchaser in connection with the Closing without the consent or waiver of a third Person (including a Regulatory Authority) that has not been obtained on or before the Closing Date or such transfer or assignment would result in the breach or violation of any such Contract or Lease or any applicable Requirement of Law, Seller will be deemed not to have assigned or transferred or attempted to assign or transfer, and will not be obligated to assign or transfer to Purchaser any direct or indirect right, title or interest in or to any such Contract, Lease or other right, interest or asset (each, an “Unassigned Asset”) without first having obtained all necessary consents and waivers.  Seller will use its reasonable best efforts to obtain such consents and waivers as may be necessary to cure such potential breach or violation.

5.1.2.                                             With respect to such Unassigned Assets, Seller will use its reasonable best efforts to (i) provide to Purchaser the benefits thereof and shall promptly pay to Purchaser when received all monies received by Seller under any such Contract or Lease and the proceeds of or other amounts relating to any other Unassigned Assets, (ii) cooperate in any lawful arrangement designed to provide such benefits to Purchaser and (iii) enforce at the request of Purchaser and for the account of Purchaser, any rights of Seller arising from any such Contract or Lease or other Unassigned Asset (including the right to elect to terminate such Contract or Lease in accordance with the terms thereof upon the reasonable request of Purchaser).

5.1.3.                                             To the extent that Purchaser is provided the benefits referred to in this Section 5.1, Purchaser will, at its sole cost and expense, perform the obligations arising under such Contracts and Lease or with respect to such other Unassigned Assets for the benefit of Seller and the other party or parties thereto.

5.2.                            Conveyance by Executive of Business Assets.  On or prior to the Closing Date, the Executive shall have conveyed to Seller, by instruments of conveyance reasonably satisfactory to Purchaser, all of his right, title and interest in and to all assets listed on Schedule 5.2  that he owns or in which he has an interest and that are used in the operations of the business of Seller, except for the Excluded Assets.

5.3.                            Further Instruments of Transfer.  Following the Closing, each party to this Agreement (each at such party’s sole cost and expense) shall deliver to the other party any further instruments of transfer and take all reasonable action as may be reasonably requested by such party to carry out the purpose and intent of this Agreement, including transfer of any Intellectual Property or any registrations, applications, renewals, licenses, sublicenses, agreement, permissions, and any modifications or amendments thereto.

5.4.                            Retention of and Access To Records.  After the Closing Date, Purchaser shall retain for a period consistent with Purchaser’s “company-wide” record-retention policies and practices the Books and Records of Seller delivered to Purchaser in connection with the Agreement or the transactions contemplated hereby. Purchaser shall provide Seller and its representatives reasonable access thereto, during normal business hours, to enable them to prepare financial statements or tax returns, or deal with tax audits or for any other similar purpose for which access to the Records shall be reasonably required (subject to applicable confidentiality obligations).

5.5.                            Tax Matters.

5.5.1.                                             All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets (including, for this purpose, assets held by Per-Form) for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period through the Closing Date (which shall be for the account of Seller) and the number of days of such taxable period after the Closing Date (which shall be for the account of Purchaser).  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the period prior to the Closing Date and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the period on and after the Closing Date.  Within 90 days after the Closing, Seller and Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.5.1 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement.  Thereafter, Seller shall notify Purchaser upon receipt of any bill for any Apportioned Obligation, part or all of which is attributable to the period on and after the Closing Date, and shall promptly deliver such bill to Purchaser, provided that if such bill covers any period prior to the Closing Date, Seller shall also remit prior to the due date of assessment to Purchaser payment for the proportionate amount of such bill that is attributable to the period prior to the Closing Date.  If either Seller or Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.5.1, the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

5.5.2.                                             All transfer, documentary, sales, use, stamp registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Purchaser will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

5.5.3.                                             Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, at the sole cost and expense of the requesting party as to out-of-pocket expenses, such information and assistance relating to the Assets and the Business as is reasonably necessary for the filing of all Tax Returns, or the making of any election related to Taxes, the preparation for any Tax audit by any Regulatory Authority, or the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Assets.  In addition, Seller agrees to maintain all records related to Tax Matters in its possession for a period of seven (7) years from the Closing Date and agrees to afford Purchaser reasonable access to such records during normal business hours.  Seller will notify Purchaser with respect to such records prior to such records’ destruction and give Purchaser a reasonable opportunity to obtain copies of such records prior to their destruction.

5.6.                            Employees.

5.6.1.                                             Purchaser will extend offers of employment to substantially all of Seller’s employees, subject to Purchaser’s customary conditions of employment (e.g., drug screening).  Each such employee who accepts Purchaser’s offer of employment is a “Hired Employee”.  Seller acknowledges and agrees that, except for the Assumed PTO and the Assumed Commissions, Purchaser is not assuming any obligation of Seller for earned but unpaid amounts payable to employees of Seller as of the Closing Date, whether due currently or in the future, for salary, bonuses, vacation pay, sales commissions, severance and the like, all of which amounts shall remain the obligation of Seller (even with respect to Hired Employees) and which, if known and payable to a Hired Employee, shall be satisfied by Seller within a reasonable period following the Closing Date.  Notwithstanding the foregoing, in connection with Purchaser’s assumption of the Assumed PTO, Purchaser (i) shall assume the liability for any accrued vacation/PTO amounts for each Hired Employee and will credit to each Hired Employee, on his or her first day of employment with Purchaser, his or her respective accrued vacation/PTO amounts and (ii) if Seller does not continue a group health plan following the Closing Date, shall be responsible for complying with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to the Hired Employees and Seller’s employees who do not become Hired Employees following the Closing and their qualified beneficiaries by reason of any such employees’ termination of employment with Seller prior to or following the Closing.

5.6.2.                                             For purposes of eligibility, vesting and participation under the benefit plans, programs and policies of Purchaser providing benefits to any Hired Employee at any time after the Closing Date, each Hired Employee shall be credited with his or her years of service with Seller on and before the Closing Date as disclosed by Seller on Schedule 5.6.2.  Purchaser shall cause the medical and dental plans that Purchaser provides to Hired Employees to credit all eligible expenses incurred by the Hired Employees during the 2011 calendar year on or prior to the Closing Date for purposes of deductibles and out-of-pocket maximums requirements under Purchaser’s plans.

5.7.                            Maintenance of Corporate Existence.  Seller shall take all necessary steps to preserve its corporate existence in good standing, including, without limitation, by making all required filings under Texas law and preparing all required franchise and similar Taxes, until at least December 31, 2014.

5.8.                            Collection of Accounts Receivables.  Seller shall remit to Purchaser by check of Seller on a weekly basis (or as otherwise agreed by the parties) any payment Seller receives after the Closing that constitutes payment toward any accounts receivables of Seller included in the Assets.  Seller shall allow Purchaser reasonable access during normal business hours to Seller’s books and records for the purpose of Purchaser’s reviewing Seller’s collection of accounts receivables.  Seller agrees to maintain correct and appropriate books and records for such purpose.

5.9.                            Account Receivable Schedule.  Within thirty (30) days following the Closing Date, Seller shall deliver to Purchaser a schedule of the accounts receivable of Seller as of the Closing Date.  Such schedule shall be prepared in the same manner and in the same form as Schedule 3.19 and shall be accompanied by a certification of Seller that the schedule has been prepared based on information from (and is consistent with) Seller’s Books and Records and is true, correct and complete in all material respects.

5.10.                     Name Change.  On the Closing Date, Seller shall amend its Articles of Incorporation to change the name of Seller from “Byrne Medical, Inc.” so as to permit Purchaser to utilize such name.  Each of the Seller Parties acknowledges and agrees that following the Closing, such Seller Party will not, directly or indirectly, use the words “BMI,” “Byrne,” “Byrne Medical” or any confusingly similar words as a corporate name, an assumed name, a trade name, a domain name, or a trademark or to otherwise identify a business, product or service of or associated with such Seller Party.

5.11.                     Account Payable Schedule.  Within thirty (30) days following the Closing Date, Seller shall deliver to Purchaser a schedule of the accounts payable of Seller as of the Closing Date that were incurred in the Ordinary Course of Business.  Such schedule shall be prepared in the same manner and in the same form as Schedule 3.24 and shall be accompanied by a certification of Seller that the schedule has been prepared based on information from (and is consistent with) Seller’s Books and Records and is true, correct and complete in all material respects.

Article 6
DELIVERIES AT CLOSING

6.1.                            Seller’s Obligations.   At the Closing and in any event no later than eighteen hours after the commencement of the Closing, and against delivery of each of the items required to be delivered by Purchaser under Section 6.2 below, Seller shall deliver, or cause to be delivered, to Purchaser the following:

6.1.1.                                             Bill of Sale and Assignment and Assumption Agreement duly executed by Seller;

6.1.2.                                             any and all Permits (to the extent transferrable by Seller) from any Regulatory Authority required for the lawful consummation of the transactions contemplated hereunder;

6.1.3.                                             such other duly executed instruments of sale, assignment and conveyance, satisfactory in form and substance to Purchaser and its counsel, as may reasonably be requested by Purchaser, conveying to Purchaser good and marketable title to the Assets, free and clear of Liens (other than Permitted Liens), including, without limitation, stock power or other transfer document in respect of interests in Per-Form being transferred hereunder;

6.1.4.                                             the Escrow Agreement duly executed by Seller and the Escrow Agent and any other documents reasonably requested by the Escrow Agent;

6.1.5.                                             the Stock Escrow Agreement duly executed by Seller and the Escrow Agent together with the stock certificate registered in the name of Seller representing the Stock Consideration initially covered by such agreement and an assignment of the stock certificate, duly endorsed in blank, with signature guaranteed;

6.1.6.                                             evidence reasonably satisfactory to Purchaser that Seller is in receipt of the Purchase Price;

6.1.7.                                             an Officer’s Certificate certifying that each of the following attached exhibits is a true and correct copy of the original: (i) a Good Standing Certificate or other applicable certification of the appropriate governmental entity of its incorporation or formation, as the case may be, certifying that (A) each of Seller and Per-Form has paid all franchise taxes to the date of such certificate and (B) each of Seller and Per-Form is duly incorporated or formed, as the case may be, and in good standing under the laws of the State of Texas and Ohio, respectively and (ii) resolutions of the Board of Directors and shareholders of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

6.1.8.                                             an Employment Agreement in the form annexed hereto as Exhibit 6.1.8 (the “Employment Agreement”) duly executed by the Executive;

6.1.9.                                             a Confidentiality and Non-Competition Agreement in the form annexed hereto as Exhibit 6.1.9 (the “Non-Compete Agreement”) duly executed by the Executive;

6.1.10.                                       opinion of Seller’s attorneys dated as of the Closing Date, addressed to Purchaser, substantially in the form of the opinion annexed as Exhibit 6.1.10;

6.1.11.                                       conveyance of assets required by Section 5.2, if any, in a commercially reasonable form acceptable to Purchaser;

6.1.12.                                       the Assignment and Assumption of Lease effective as of the Closing Date related to Seller’s corporate offices located at 3101 Pollok Drive, Conroe, Texas, together with the landlord’s consent of assignment (the “Assignment of Lease”), duly executed by Seller and the landlord of such premises;

6.1.13.                                       Real Property Purchase Agreements duly executed by Byrne Investments LLC, together with all other documents and instruments required to be delivered by Byrne Investments LLC in order to consummate the transactions contemplated thereunder;

6.1.14.                                       a certification of non-foreign status duly executed by Seller dated the Closing Date and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2);

6.1.15.                                       [any clearance certificate or similar document(s) which may be required by any Regulatory Authority in order to relieve Purchaser of (i) any obligation to withhold any portion of the Purchase Price and (ii) any liability for Taxes (determined without regard to the provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate];

6.1.16.                                       Trademark Assignment duly executed by Seller;

6.1.17.                                       Patent Assignment duly executed by Seller; and

6.1.18.                                       such other documents, instruments and certificates required under the terms of this Agreement or reasonably requested.

6.2.                            Purchaser’s Obligations.  At the Closing and in any event no later than eighteen hours after the commencement of the Closing, and against delivery of each of the items required to be delivered by Seller under Section 6.1 above, Purchaser shall deliver, or cause to be delivered, to Seller (or the Escrow Agent, as applicable) the following:

6.2.1.                                             Bill of Sale and Assignment and Assumption Agreement duly executed by Purchaser;

6.2.2.                                             Officer’s Certificates for both Purchaser and Cantel certifying that the resolutions of the Board of Directors of Purchaser and the resolutions of the Board of Directors of Cantel approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and attached as exhibits are true and correct copies of the original;

6.2.3.                                             the portion of the Purchase Price required by Section 2.3 (including the Stock Consideration);

6.2.4.                                             the Escrow Fund required by Section 2.3;

6.2.5.                                             the Escrow Agreement duly executed by Purchaser and any other documents reasonably requested by the Escrow Agent;

6.2.6.                                             the Stock Escrow Agreement duly executed by Purchaser;

6.2.7.                                          the Employment Agreement duly executed by Purchaser;

6.2.8.                                          the Non-Compete Agreement duly executed by Purchaser;

6.2.9.                                          the Assignment of Lease duly executed by Purchaser;

6.2.10.                                   opinion of Purchaser’s attorneys dated as of the Closing Date, addressed to Seller, substantially in the form of the opinion annexed as Exhibit 6.2.10;

6.2.11.                                   the Real Property Purchase Agreements duly executed by Purchaser (or an Affiliate of Purchaser) together with all other documents and instruments required to be delivered by Purchaser (or its Affiliates) in order to consummate the transactions contemplated thereunder;

6.2.12.                                   evidence reasonably satisfactory to Seller that Cantel is in receipt of the Stock Consideration under the Stock Escrow Agreement or that Cantel’s transfer agent is in receipt of irrevocable instructions to issue the Stock Consideration to Seller and to deliver the stock certificate representing the Stock Consideration to Cantel; and

6.2.13.                                   such other documents, instruments and certificates required under the terms of this Agreement or reasonably requested.

Article 7
INDEMNIFICATION

7.1.                            Indemnity.

7.1.1.                                          Subject to the terms and conditions of this Article 7, from and after the Closing, Seller and the Executive shall jointly and severally indemnify, defend and hold harmless Purchaser and its parent company and their respective directors, officers, employees, agents, representatives and affiliates (collectively and singly, the “Purchaser Indemnified Parties”) from and against any and all losses, liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), costs and expenses (including reasonable fees and disbursements of counsel selected by such Purchaser Indemnified Party), claims or other obligations of any nature whatsoever (individually, a “Damage” and collectively, “Damages”) that any Indemnified Party may suffer or incur that, directly or indirectly, arise out of or result from (i) any inaccuracy in or any breach of any representation or warranty of a Seller Party contained in this Agreement (or in any exhibit or schedule hereunder), (ii) any breach or violation of, or failure to perform, any covenant, agreement, undertaking or obligation of a Seller Party set forth in this Agreement, (iii) any Liability of Seller other than Assumed Liabilities, (iv) the operations of the Business and any act or omission of Seller on or prior to the Closing Date other than with respect to Assumed Liabilities or (v) Taxes owing by Seller or Per-Form resulting from any assessment (an “Asserted Tax Liability”) by any Federal, state or local taxing authority and any Damages incurred by the Purchaser Indemnified Parties as a result of such Asserted Tax Liability.

7.1.2.                                          Subject to the terms and conditions of this Article 7, Purchaser will indemnify, defend and hold harmless Seller and its directors, officers, employees, agents, representatives and affiliates (collectively and singly, the “Seller Indemnified Parties”), from and against any and all Damages that any Seller Indemnified Party may suffer or incur that, directly or indirectly, arise out of or result from (i) any inaccuracy in or any breach of any representation or warranty of Purchaser contained in this Agreement (or in any exhibit or schedule hereunder), (ii) any breach or violation of, or failure to perform, any covenant, agreement, undertaking or obligation of Purchaser set forth in this Agreement, (iii) any Assumed Liability, or (iv) the operations of the Byrne Division and any act or omission of Purchaser after the Closing Date.

7.2.                            Duration of Indemnities.  The indemnities set forth in Article 7 shall survive the Closing and shall remain in effect for twenty-four (24) months from the date of the Closing; provided, however, that the indemnities shall continue to survive, and claims may be asserted under (a) Section 7.1.1(i) with respect to any obligation to indemnify that relates to or arises under Section 3.10, 3.11, 3.23, 3.27, 3,32 and 3.33, (b) Section 7.1.1(ii), Section 7.1.1(iii) and Section 7.1.1(iv) and (c) Section 7.1.2(ii), Section 7.1.2(iii) and Section 7.1.2(iv), at any time on or before the date ninety (90) days after the date upon which the liability to which any such claim may be related is barred by all applicable statutes of limitations.  Any matter concerning a claim which has been asserted hereunder which is pending or unresolved at the end of such period shall continue to be governed by the terms and conditions of this Article 7 until finally terminated or otherwise resolved.

7.3.                            Notification and Participation.  If any Action is commenced by any third party that might thereafter be made the basis for a claim under this Article 7, the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be (the “Indemnified Party”), shall promptly notify the other parties in writing, providing reasonable detail of such Action; provided, however, that any failure to give such notice will not be deemed a waiver of any rights of the Indemnified Party, except to the extent the rights of such party are actually prejudiced.  Subject to rights of or duties to any insurer or other third Person having liability therefor, the indemnifying party shall have the right within twenty-one (21) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such Action, including, at their own expense, employment of counsel; provided, however, that if the indemnifying party shall have exercised their right to assume such control, the Indemnified Party (i) may, in their sole discretion, employ counsel to represent them (in addition to counsel employed by the indemnifying party, and in the latter case, at the sole expense of the Indemnified Party) in any such matter, and in such event counsel selected by the indemnifying party shall be required to reasonably cooperate with such counsel of the Indemnified Party in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnified Party and (ii) will, at their own expense, make reasonably available to the indemnifying party (to the extent reasonably necessary) those employees of the Byrne Division whose assistance, testimony or presence is necessary to assist the indemnifying party in evaluating and in defending any such Action; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Byrne Division and its affiliates.  The Indemnified Party shall not compromise or settle any such Action hereunder without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.  The indemnifying party shall not compromise or settle any such Action hereunder without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, if such compromise or settlement could adversely impact the Indemnified Party; provided, however, if the indemnifying party’s indemnity obligations shall obviate any such adverse impact then no such prior consent shall be required.

In the event a party shall have a claim against the other hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, such party shall send a written notice with respect to such claim to the other party.

So long as any right to indemnification exists pursuant to this Article 7, the affected parties each agree to retain all books, records, accounts, instruments and documents reasonably related to the notice.

7.4.                            Certain Limitations.

7.4.1.                                          The Seller Parties shall have no liability to Purchaser for Damages with respect to the indemnification obligation under Sections 7.1 until the aggregate amount of all such Damages exceeds $600,000 (the “Indemnification Threshold”) in which event the Seller Parties shall be responsible for the amount of Damages in excess of $300,000.

7.4.2.                                          No Damages shall be asserted by Purchaser with respect to any matter that is covered by insurance, to the extent proceeds of such insurance are paid (net of any additional costs or taxes incurred by reason of such recovery).

7.4.3.                                          Subject to Section 7.4.5, in no event shall the maximum aggregate liability of the Seller Parties under this Article 7 exceed the sum of Twenty Million ($20,000,000) Dollars (the “Liability Cap”).

7.4.4.                                          In the event Purchaser incurs Damages for which any amount shall become due to Purchaser for indemnification under this Agreement (including, without limitation, any Damages counted toward the Indemnification Threshold), such Damages shall be reduced by the amount of the net tax benefit, if any, received by Purchaser for the fiscal year in which such Damages are incurred as a result of the payment by Purchaser of such Damages, the object being that, after computation, the payment (if any is required pursuant to this Article 7), net of the tax benefit shall equal the Damages.

7.4.5.                                          Notwithstanding anything in this Section 7.4 to the contrary, neither the Indemnification Threshold nor the Liability Cap shall apply to any indemnification rights of the Purchaser Indemnified Parties based upon (a) the fraud or intentional breaches of representations and warranties of the Seller Parties, (b) the obligations and liabilities of Seller for its Taxes, (c) a breach or default by a Seller Party of any covenant or agreement to be performed after the Closing Date, or (d) any breach by Seller of its representations and warranties contained in Sections 3.3, 3.10, 3.11, 3.23, 3.27 and 3.33; provided, however, in no event shall Seller or Executive be liable for an indemnification claim in excess of the Purchase Price.

7.5.                            Offsets.  Purchaser agrees that in the event it suffers Damages subject to indemnification by Seller Parties hereunder, Purchaser will first make a claim against the Escrow Fund pursuant to the terms of the Escrow Agreement; provided, however, that if the claim for indemnification is covered by the terms of the Stock Escrow Agreement, Purchaser may make a claim against either the Escrow Fund or the Stock Consideration being held in escrow under the Stock Escrow Agreement.  If a claim is made against the Stock Consideration under the Stock Escrow Agreement, no Cantel Shares shall be released thereunder prior to August 1, 2014 (or before the issuance of Additional Stock Consideration if required under the terms of Section 2.10), all as set forth in the Stock Escrow Agreement.  In the event Damages (exclusive of Damages covered by the Stock Escrow Agreement) exceed the amount of the Escrow Fund then-subject to the Escrow Agreement, then after payment of the full Escrow Fund to Purchaser, Purchaser shall offset such excess amount from any Contingent Purchase Price payable to Seller, subject to the limitations of Section 7.2 with respect to the duration of indemnities. In the event Damages (exclusive of Damages covered by the Stock Escrow Agreement) exceed the amount of the Escrow Fund then-subject to the Escrow Agreement and the Contingent Purchase Price (if any) payable to Seller, Seller and Executive may elect to either pay such Damages in cash or by returning a portion of the Stock Consideration on or about July 31, 2014 (based on the closing sales price of Cantel Shares as reported by the NYSE on July 31, 2014, or if returned more than ten days after July 31, 2014, the closing sales price of Cantel Shares as reported by the NYSE two business days prior to the date such Stock Consideration is returned) equal to such Damages.  The foregoing shall in no way limit Purchaser from commencing an Action against Seller Parties or pursuing other remedies available at law or in equity in connection with such “excess” Damages.

7.6.                            Tax Treatment of Indemnity Payment.  Purchaser and Seller agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by law.

7.7.                            Exclusive Remedy.  Each of the parties hereto acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, and except (i) for equitable relief, (ii) with regard to matters constituting fraud or intentional misrepresentation, and (iii) with regard to claims by Seller or Executive against Cantel for a breach of Cantel’s obligations under Section 2.10 or Section 10.19, the rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties under this Article 7 shall be the sole and exclusive remedy for any claim of breach by Seller, Executive and Purchaser of any representation, warranty, or covenant in this Agreement, and Purchaser, on behalf of itself and the Purchaser Indemnified Parties, and Seller Parties, on behalf of themselves and the Seller Indemnified Parties, hereby waive the right to bring any other cause of action or seek any other remedy other than as set forth in this Article 7.

7.8.                            Effect of Investigation, Knowledge or Waiver. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge (acquired or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations.

Article 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties set forth in this Agreement shall survive the Closing for a period of twenty-four (24) months; provided, however, that the representations and warranties set forth in Sections 3.3, 3.10, 3.11, 3.23, 3.27, 3.33 and 4.3 shall survive until the date upon which the liability for which any claim related to a breach thereof is barred by all applicable statutes of limitations.

Article 9
NON-COMPETE

9.1.                            Non-Competition Covenant.  In partial consideration of the Purchase Price payable to Seller for the Assets pursuant to Article 2 and as a condition for Purchaser to enter into this Agreement, Seller covenants and agrees that for a period commencing on the Closing Date and ending fifteen (15) years thereafter, it shall not anywhere in the United States or another country where the Purchaser is then conducting business, directly or indirectly, as owner, partner, joint venturer, shareholder, broker, agent, principal, trustee, licensor, or in any other capacity whatsoever (i) engage in, become financially interested in, be employed by, render any consultation or business advice to, or have any connection with, any business, operation or Person (other than Cantel and its affiliates) that manufactures, sells, distributes or licenses any product that is similar to or otherwise competitive with any products manufactured, sold, distributed or licensed by Seller (inclusive of the Byrne Division) on or before the Closing Date, including products that are in active development by Seller as of the Closing Date which are set forth on Schedule 9.1, (ii) interfere with, disrupt or attempt to disrupt any then existing relationship, contractual or otherwise, with Purchaser and any of its then existing customers, suppliers, employees, agents or other Persons with whom it deals, (iii) solicit or hire for employment, attempt to employ or assist any other Person in employing or soliciting for employment any employee or consultant who is at that time, or was at any time during the preceding year, to the actual knowledge of Seller, employed by Purchaser, or (iv) influence or attempt to influence any of the then existing customers of Purchaser to transfer their patronage from Purchaser to any other Person.  Seller shall not, without the prior written consent of Purchaser, from and after the Closing, divulge, furnish or make available to any third party any financial information or other confidential information with respect to Purchaser, other than as permitted under an employment agreement entered into pursuant to Section 6.1.7 or to its or his professional advisors, or as compelled by law or any applicable rule or policy of any securities commission, stock exchange or like body.

Notwithstanding the foregoing, Seller, collectively, shall be permitted to invest in stock, bonds, or other securities of any public corporation covered by the restrictions of this Section 9.1 provided (i) such stock, bonds, or other securities are listed on any national or required exchange or have been registered under Section 12(g) of the Securities Act of 1934; and (ii) its or his

investment does not exceed, in the case of any class of capital stock of any issuer, three (3%) percent of the issued and outstanding shares, or in the case of bonds or other securities, three (3%) percent of the aggregate principal amount thereof issued and outstanding.

9.2.                            Equitable Relief.  Seller agrees that the remedy at law for any breach of the covenants contained in Section 9.1 would be difficult to ascertain and therefore, in the event of breach or threatened breach of any such covenants, Purchaser, in addition to any other remedy, shall have the right to enjoin Seller from any threatened or actual activities in violation thereof and Seller hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that may be brought to enforce any such covenants without the necessity of proof of actual damages.  If any portion of the restrictions set forth in Section 9.1 above should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.  Seller hereby declares that the territorial and time limitations set forth in Section 9.1 above are reasonable and properly required for the adequate protection of Purchaser in connection with its acquisition of the Assets under this Agreement.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, the parties agree to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

Article 10
MISCELLANEOUS

10.1.                     Broker.  Each of the parties (the Seller Parties on the one hand and Purchaser on the other hand) represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with the negotiation and execution of this Agreement, except for Holbrook Capital LLC, which was retained by and remains the sole responsibility of Purchaser.  Each such party agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent not so disclosed claiming to have been employed by or on behalf of such party, and to bear the cost of legal expenses incurred in defending against any such claim.

10.2.                     Schedules and Exhibits.  The Schedules and exhibits to this Agreement are a part of this Agreement as if set forth in full herein.

10.3.                     Publicity.  The parties agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby, provided, however, nothing contained herein shall prevent (i) any party from at any time furnishing any information to any Regulatory Authority which it is by Requirement of Law or otherwise so obligated to disclose or (ii) Purchaser from making any disclosure which its counsel deems necessary or advisable in order to fulfill its disclosure obligations under any Requirement of Law or the rules of the SEC or NYSE.

10.4.                     Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, or sent by FedEx, Express Mail or certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally or if sent by FedEx or Express Mail, one business day after the date of mailing, or if sent by certified or registered mail, four business days after the date of mailing, as follows (or to such other address as any party may from time to time specify in writing pursuant to the notice provisions hereof):

If to Purchaser:

Minntech Corporation

14550 28th Avenue North

Plymouth, Minnesota 55447

Attention: President

with a copy to:

Cantel Medical Corp.

150 Clove Road, 9th Fl.

Little Falls, NJ 07424

Attention: General Counsel

If to Cantel:

Cantel Medical Corp.

150 Clove Road, 9th Fl.

Little Falls, NJ 07424

Attention: President with a copy to

General Counsel

If to a Seller Party:

DMB Holdings, Inc.

P. O. Box 958

Conroe, TX 77305

Attention:  Don Byrne

with a copy to:

Winstead PC

24 Waterway Avenue, Suite 500

The Woodlands, Texas 77380

Attention: Jeffrey R. Harder

10.5.                     Entire Agreement.  This Agreement (including all Schedules and Exhibits hereto and all agreements or covenants contained therein) contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement, and supersedes all prior agreements or understandings, written or oral, with respect thereto.

10.6.                     Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, signed by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights and remedies herein provided are cumulative and are not exclusive or any rights or remedies that any Party may otherwise have at law or in equity.

10.7.                     Expenses.  Subject to Section 10.17, all expenses (including, without limitation, fees and expenses of attorneys, accountants, brokers, advisors and investment bankers) incurred in connection with the transactions contemplated hereby will be borne by the party incurring such expenses.  In no event will Purchaser be assuming any of such expenses of the Seller Parties.

10.8.                     Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of law.

10.9.                     No Assignment.  Neither party shall assign its rights or obligations under this Agreement without first obtaining written consent of the other party, and any purported assignment shall be null and void.

10.10.              Variations in Pronouns.  All pronouns and any variations thereof refer to the masculine, feminine and neuter, and the singular or plural, as the identity of the Person or Persons may require.

10.11.              Counterparts.  This Agreement may be executed in two or more counterparts, including via facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.12.              Severability.  If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

10.13.              Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives and permitted assigns.

10.14.              Submission to Jurisdiction.  The parties hereto hereby irrevocably and unconditionally each:

10.14.1.                            submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the State of New York and its courts and the courts of the

United States of America for the Southern District of New York, in either case located in New York County, New York;

10.14.2.                            consents that any such Action may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

10.14.3.                            waives personal service of any and all process upon it or him and consents that all such service of process may be made by notice delivered in accordance with Section 10.4; and

10.14.4.                            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.15.              References to Dollars.   All references to “$” shall mean United States dollars.

10.16.              Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.17.              Attorneys Fees.   If any party institutes a suit against the other for violation of or to enforce any covenant or condition of this Agreement, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable out of pocket attorneys’ fees.

10.18.              Arbitration. Any and all claims or disputes (collectively, “Claims”) between the parties with respect to Section 2.8 shall be settled by arbitration, by three (3) arbitrators, at the option of the Claimant (as defined below) in (i) New York City, New York, U.S.A. in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and, in each case, judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Either Seller or Purchaser may by notice to the other require the dispute to be resolved by arbitration as set forth below.  Arbitration proceedings shall be commenced by the party initiating the arbitration (the “Claimant”) giving notice (the “Initiating Notice”) to the other party (the “Respondent”).  The Initiating Notice must state the nature of the dispute, the amount involved, if any, and the remedy sought. The Claimant shall designate one person to act as an arbitrator, and the Respondent shall designate one person to act as an arbitrator.  In the event the Respondent fails to so designate the second arbitrator within ten days of the Claimant’s designation, the second arbitrator shall be designated by the AAA.  The two arbitrators so designated, within ten days after the designation of the second arbitrator, shall designate a third arbitrator or if they are unable to agree upon a third arbitrator, a third arbitrator shall be appointed by the AAA.  The award in any arbitration shall be binding and there shall be no appeal therefrom unless (1) the award was procured by corruption, fraud, or undue means; (2) there was evident partiality or corruption in the arbitrators; (3) the arbitrators engaged in misbehavior by refusing to consider material evidence, refusing without cause to postpone a hearing, or other acts that prejudiced one of the litigants; (4) the arbitrators exceeded their powers, or so imperfectly executed them that a mutual, final, and definite award upon the subject matter submitted was not made; or (5) the arbitrators acted in manifest disregard of the law.  Such arbitrators shall have all the powers given to them by legislation of the State of New York respecting private arbitrations and may at any time proceed in such a manner as they may see fit on such notice as they may deem reasonable and in the absence of any party if such party fails to attend.  Each of the Claimant and the Respondent (i) shall be responsible for the payment of 100% of the fees and expenses of the arbitrator designated by it or on its behalf, and (ii) 50% of the fees and expenses of the third arbitrator, if any.

10.19.              Cantel Guaranty.  To the extent due and payable or otherwise owed, Cantel hereby guarantees the prompt payment when due of the Contingent Purchase Price to Seller and any payment of an indemnification obligation owed by Purchaser to Seller pursuant to the terms of this Agreement.  This guaranty is irrevocable, unconditional and absolute, and if for any reason all or any portion of the Contingent Purchase Price or indemnification obligations of Purchaser shall not be paid when due, Cantel will immediately pay to the Seller the amount of Contingent Purchase Price or such indemnification obligations of Purchaser that is due to be paid to Seller under this Agreement.

Signature page on next page

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first above written.

MINNTECH CORPORATION

By:	/s/ Paul E. Helms
Paul E. Helms, Executive Vice President

BYRNE MEDICAL, INC.

By:	/s/ Don Byrne
Don Byrne, President

/s/ Don Byrne
Don Byrne, individually

CANTEL MEDICAL CORP.

By:	/s/ Andrew A. Krakauer
Andrew A. Krakauer, President and CEO